UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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⌧	Definitive Proxy Statement
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◻	Soliciting Material under §240.14a-12

LTC Properties, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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◻ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 24, 2023

The 2023 Annual Meeting of Stockholders of LTC Properties, Inc. will be held virtually, via live webcast, on Wednesday, May 24, 2023 at 5:00 p.m., Pacific Time, at www.virtualshareholdermeeting.com/LTC2023 to conduct the following items of business:

(1)	To elect six directors to serve on the Board of Directors for the ensuing year and until the election and qualification of their respective successors;
(2)	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for fiscal 2023;
(3)	To approve, on an advisory basis, the compensation of the named executive officers;
(4)	To approve, on an advisory basis, the frequency of the advisory vote on executive compensation; and
(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders whose names appear of record on our books at the close of business on April 10, 2023 are entitled to notice of, and to vote at, such 2023 Annual Meeting or any adjournment or postponement of such 2023 Annual Meeting.

By Order of the Board of Directors

PAMELA J. SHELLEY-KESSLER Co-President, Chief Financial Officer and Corporate Secretary

Westlake Village, California

April 18, 2023

IMPORTANT:

Whether or not you plan to attend the 2023 Annual Meeting virtually, please vote as promptly as possible (a) via the internet or telephone, if and as instructed by your broker or other nominee holder, or (b) if this proxy statement was mailed to you by completing, dating and signing the enclosed proxy card and mailing it in the accompanying postage paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 24, 2023—the Proxy Statement and the Annual Report are available at http://materials.proxyvote.com/502175.

FORWARD LOOKING STATEMENTS	51
ADDITIONAL INFORMATION	51
Other Matters	51
Stockholder Proposals and Nominations	51
Annual Report	51
Householding	52
Appendix A—RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	A-1

PROXY STATEMENT

Solicitation

This proxy statement is furnished to the stockholders of LTC Properties, Inc., a Maryland corporation (“LTC”), in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at the 2023 Annual Meeting of Stockholders of LTC or at any adjournment or postponement of the 2023 Annual Meeting. The approximate date on which this proxy statement and the form of proxy are first being sent to our stockholders is April 18, 2023.

The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally, by telephone, by facsimile or electronically. We will request brokers, banks, and other nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares of our common stock and will reimburse them for their expenses in doing so. We have retained the services of Georgeson LLC for a fee of $9,500 plus out-of-pocket expenses, to assist in the solicitation of proxies.

Meeting

The 2023 Annual Meeting will be held in a virtual-only meeting format via live webcast on Wednesday, May 24, 2023 starting at 5:00 p.m. Pacific Time. Stockholders of record of our common stock as of the close of business on April 10, 2023, the record date, may attend and participate in the 2023 Annual Meeting. Participation in the virtual Annual Meeting will be the same as an in-person annual meeting of our stockholders, including but not limited to the ability to ask questions during the meeting. Our virtual Annual Meeting may be accessed by visiting www.virtualshareholdermeeting.com/LTC2023 and entering the 16‐digit control number included on your proxy card or in the instructions that accompanied your proxy materials.

The virtual meeting platform is fully supported across browsers (Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the annual meeting. We encourage you to access the virtual meeting platform prior to the start time. Please allow ample time for online check-in, which will begin at 4:45 p.m. Pacific Time. If you encounter any difficulties accessing the virtual meeting platform during the check-in time or during the annual meeting, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/LTC2023.

If you attend the virtual Annual Meeting as an eligible stockholder as of the record date, you may vote your shares and ask questions during the Annual Meeting by following the instructions available on the Annual Meeting website. If you are unable to locate your control number, you may enter the site as a guest, but will not be able to vote or submit questions during the Annual Meeting. If there are any matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question does not relate to the purpose of the Annual Meeting, or if a question posed was not otherwise answered, such matters may be raised separately after the Annual Meeting by contacting Investor Relations at investor.relations@LTCreit.com.

Any adjournment, postponement, or material changes to the date, time, location, or format of the 2023 Annual Meeting will be announced via press release, posted on our website at www.LTCreit.com, and filed as additional proxy materials with the Securities and Exchange Commission (“SEC”).

As always, we encourage you to vote your shares prior to the 2023 Annual Meeting.

Voting Rights

At the close of business on April 10, 2023, there were 41,396,216 shares of common stock outstanding and eligible for voting at the 2023 Annual Meeting. Only stockholders of record at the close of business on April 10, 2023, are entitled to notice of, and to vote at, the 2023 Annual Meeting. The presence virtually or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the 2023 Annual Meeting.

Voting of Proxy

You may vote by attending and voting at the virtual 2023 Annual Meeting as described above under “Meeting”, or you may vote by submitting a proxy. The method of voting by proxy differs depending on whether (1) you are viewing this proxy statement on the internet or receiving a paper copy, and (2) you hold your shares as a record holder or in “street name.”

If you are the record holder of your stock and you are receiving a paper copy of this proxy statement, you may vote by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you. If you do not have a postage-prepaid envelope, please mail your completed proxy card to the following address: Broadridge Corporate Issuer Solutions, 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares of common stock in “street name,” you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via the internet and may also permit you to submit your voting instructions by telephone.

Broker Non-Votes

If you are a “street name” beneficial owner whose shares are held of record by a broker, the rules of the New York Stock Exchange (“NYSE”) require your broker to ask you for instructions on how to vote. If you do not provide voting instructions to your broker, then your broker may only exercise discretionary authority to vote on routine matters. Of the items described in this proxy statement, routine matters consist only of Proposal 2 “Ratification of Independent Registered Public Accounting Firm.” Your broker may not exercise discretionary authority to vote on non-routine matters. This lack of discretionary authority is called a “broker non-vote.” Of the items described in this proxy statement, non-routine matters consist of Proposal 1 “Election of Directors,” Proposal 3 “Advisory Vote to Approve Named Executive Officer Compensation,” and Proposal 4 “Advisory Vote on Frequency of Advisory Vote on Executive Compensation.” The effect of broker non-votes is set forth in the description of each item in this proxy statement. Despite limitations impacting broker non-votes, your broker can register your shares as being present at the 2023 Annual Meeting for purposes of determining the presence of a quorum.

Majority Voting

The Bylaws of our company provide for a majority voting standard for the election of directors. Under this voting standard, once a quorum has been established with respect to an election that is not contested, directors are elected by a majority of the votes cast. This means that the number of shares voted for a director nominee must exceed the number of shares voted against that director nominee. Abstentions and broker non-votes are not counted as a vote cast either for or against a director nominee. If a director standing for reelection is not elected by the requisite majority of the votes cast in an uncontested election, that director must tender his or her resignation, subject to acceptance by the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. Within 90 days of certification of the stockholder vote, the Board will publicly disclose its decision and rationale regarding whether it accepted or rejected the resignation or describe what other action it took in response to the tendered resignation. In a contested election, where the number of nominees exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast. The election of directors at the 2023 Annual Meeting is uncontested and, therefore, the majority voting standard will apply.

Board of Directors’ Recommendations

The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

●	For the election of each of the Board of Directors’ nominees for director;
●	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2023;
●	For the approval of the compensation of the named executive officers, as disclosed in this proxy statement; and
●	For the option of every year as the preferred frequency for the advisory vote on executive compensation.

Revocability of Proxy

The giving of a proxy does not preclude the right to revoke the proxy or vote virtually should the stockholder giving the proxy so desire.

If you are a stockholder of record, you have the power to revoke your proxy at any time prior to its exercise by: (a) delivering a written statement to our Investor Relations Department that the proxy is revoked; (b) by delivering to us a later-dated proxy executed by the person executing the prior proxy; or (c) by attending the 2023 Annual Meeting via live webcast and voting virtually as described above under “Meeting”.

If you hold your shares in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. Please note that to vote at the 2023 Annual Meeting via live webcast as described above under “Meeting” and thereby act to revoke prior voting instructions, you must obtain a legal proxy issued in your name from your broker, bank or other nominee.

ALL STOCKHOLDERS ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE VIA (A) THE INTERNET OR TELEPHONE, IF AND AS INSTRUCTED BY YOUR BROKER OR OTHER NOMINEE, OR (B) IF THIS PROXY STATEMENT WAS MAILED TO YOU, BY COMPLETING, DATING AND SIGNING THE ENCLOSED PROXY CARD AND MAILING IT IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Code of Ethics

LTC is committed to having sound corporate governance principles. To that end, we have adopted a Code of Business Conduct and Ethics applicable to the members of the Board and all of our company’s employees, including the principal executive officer, principal financial officer, principal accounting officer or controller, and persons providing similar functions. Our Code of Business Conduct and Ethics is available on our website at www.LTCreit.com. If we amend or waive the Code of Business Conduct and Ethics with respect to any of our directors or executive officers, we will post the amendment or waiver on our website.

Corporate Governance Guidelines

To guide us in director independence and other governance matters, we have adopted Corporate Governance Guidelines as required by the NYSE listing standards. The matters addressed in our Corporate Governance Guidelines include board composition, board meetings, board committees, management responsibility, and stock ownership guidelines. A copy of our Corporate Governance Guidelines is available on our website at www.LTCreit.com.

Board Structure and Committee Composition

The business of LTC is conducted under the direction of the Board, which is elected by our stockholders. The basic responsibility of the Board is to lead our company by exercising its business judgment to act in what each director reasonably believes to be the best interests of our company and its stockholders. Leadership is important to facilitate the

Board acting effectively as a working group so that our company and its performance may benefit. Our Corporate Governance Guidelines contemplate that the Chief Executive Officer shall be nominated annually to serve on the Board.

Our company currently combines the positions of Chairman of the Board and Chief Executive Officer. Separation of the positions of Chairman and Chief Executive Officer is not mandated by our company’s Articles, Bylaws, or Corporate Governance Guidelines. The Board believes that the advisability of having a separate or combined Chairman and Chief Executive Officer is dependent upon the strengths of the individual(s) holding these positions. Wendy L. Simpson, Chairman and Chief Executive Officer, has served as a senior executive and director of our company for more than a decade. She has a deep understanding of our company’s historical and current business and financial operations and is able to lead the Board in anticipating and responding to key company developments, challenges, and opportunities. The Board believes that combining the Chairman and Chief Executive Officer positions provides our company with the right foundation to pursue strategic and operational objectives, while maintaining effective oversight and objective evaluation of the performance of our company. Ms. Simpson does not serve on any outside boards of directors other than LTC, so that she is able to devote her full attention to our company.

Aside from Ms. Simpson, all members of the Board are independent directors.

Our Corporate Governance Guidelines provide that one independent director may be appointed lead independent director. Currently, Boyd W. Hendrickson is the lead independent director. Particularly given that our company combines the positions of Chairman and Chief Executive Officer, the lead independent director serves an important role in our leadership structure. The Board has adopted a Lead Independent Director Charter governing the responsibilities and duties of the lead independent director. A copy of our Lead Independent Director Charter is available on our website at www.LTCreit.com. As set forth in the Lead Independent Director Charter, the lead independent director position serves to enhance board effectiveness, oversee board matters, and act as a liaison between the independent directors and the Chairman. The lead independent director position also serves to ensure the independent directors have adequate resources in making decisions. The lead independent director is empowered to approve meeting agendas, meeting schedules and information sent to the Board. The lead independent director also has the authority to call meetings of the independent directors and presides at executive sessions of the independent directors.

The Board annually conducts a self-evaluation to determine whether it and its committees are functioning effectively. This annual performance evaluation is a component of our Corporate Governance Guidelines. The evaluation includes discussions to determine what, if any, actions should be taken to improve the Board’s effectiveness.

The Board has five committees: (1) Audit; (2) Compensation; (3) Environmental, Social and Governance (“ESG”); (4) Investment and (5) Nominating and Corporate Governance. The function of each committee and the membership of the committees currently and during the last year are described below. Each committee operates under a written charter adopted by the Board. All of the committee charters are available on our website at www.LTCreit.com.

The Board held 10 meetings in 2022. Each Board member attended at least 75% of Board meetings and committees of the Board on which such member served in 2022. Our policy is to schedule our annual meeting of stockholders after consulting with each director regarding their availability to help ensure their ability to attend. All Board members attended our 2022 Annual Meeting of Stockholders.

The following table reflects the current composition of each committee:

			Environmental,		Nominating and
	Audit	Compensation	Social, and Governance	Investment	Corporate Governance
Director	Committee	Committee	Committee	Committee	Committee
Cornelia Cheng		*	C	*
Boyd W. Hendrickson+		*		*	C
James J. Pieczynski	*		*	C
Devra G. Shapiro	C		*		*
Wendy L. Simpson
Timothy J. Triche, MD	*	C			*

+	Lead Independent Director
*	Member
C	Chairman

Audit Committee

The Audit Committee has oversight of all compliance related to financial matters, SEC reporting and auditing. The Audit Committee is responsible for the appointment of, determination of funding for, and oversight of the work of our independent auditor and is involved in the selection of the lead audit engagement partner. The Audit Committee meets at least quarterly with our independent auditor and communicates with the auditor on matters related to the conduct of the audit and critical accounting matters. The responsibilities of the Audit Committee include oversight of risk management, review of policies and procedures related to information security and data protection, review of related party transactions, and establishing procedures for the treatment of complaints regarding accounting and other matters.

The Audit Committee Charter is available on our website at www.LTCreit.com. The Report of the Audit Committee of the Board of Directors is on page 50 of this proxy statement.

The Board has determined that each member of the Audit Committee is independent within the meaning of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and NYSE listing standards. The Board also has determined that Ms. Shapiro and Mr. Pieczynski each qualify as an “audit committee financial expert” as defined by SEC rules and that they each have accounting and related financial management expertise within the meaning of NYSE listing standards. Ms. Shapiro serves as Chairman of the Audit Committee and served in that role throughout 2022. The Audit Committee met six times in 2022.

Compensation Committee

The Compensation Committee is responsible for overseeing, reviewing, and administering our compensation and benefit practices. The Compensation Committee oversees our general compensation policies, reviews and approves compensation of our executive officers and administers all of our employee benefit plans.

The Compensation Committee Charter is available on our website at www.LTCreit.com. The Compensation Committee Report is on page 45 of this proxy statement.

The Board has determined that each member of the Compensation Committee is independent within the meaning of NYSE listing standards. Dr. Triche serves as Chairman of the Compensation Committee and served in that role throughout 2022. The Compensation Committee met five times in 2022.

Environmental, Social and Governance (“ESG”) Committee

The ESG Committee is responsible for (i) recommending overall general strategy regarding ESG matters; (ii) reviewing our company’s policies, controls and risks regarding ESG matters; (iii) reviewing our company’s performance and reporting standards regarding ESG matters; (iv) reporting to the Board current and emerging topics relating to ESG matters that may affect the business and performance of our company or are otherwise pertinent to our company; and (v) advising the Board on stockholder proposals and other significant stakeholder concerns relating to ESG matters.

The ESG Committee Charter is available on our website at www.LTCreit.com.

The Board has determined that each member of the ESG Committee is independent within the meaning of NYSE listing standards. Ms. Cheng serves as Chairman of the ESG Committee and served in that role throughout 2022. The ESG Committee met six times in 2022.

Investment Committee

The Investment Committee was established by the Board in 2022 to oversee the development of and monitoring the progress of our investments and investment strategies. The Investment Committee is responsible for (i) advising the Board on the selection by management, and the performance of, our investments; (ii) recommending to the Board with respect to any investment acquisition or disposition, and any loan origination or disposition, that requires Board approval; (iii) advising the Board and management on our investment policies and strategies; and (iv) reviewing the description in our Annual Report with respect to our investment policies and strategies.

The Investment Committee Charter is available on our website at www.LTCreit.com.

The Board has determined that each member of the Investment Committee is independent within the meaning of NYSE listing standards. Mr. Pieczynski serves as Chairman of the Investment Committee and served in that role throughout 2022. The Investment Committee met four times in 2022.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at our Annual Meeting of Stockholders or to fill Board vacancies; (ii) overseeing our policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; (iii) developing, recommending to the Board and overseeing implementation of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics; and (iv) reviewing on a regular basis our overall corporate governance and recommending improvements when necessary.

The Nominating and Corporate Governance Committee Charter is available on our website at www.LTCreit.com.

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of NYSE listing standards. Mr. Hendrickson serves as Chairman of the Nominating and Corporate Governance Committee and served in that role throughout 2022. The Nominating and Corporate Governance Committee met three times in 2022.

Communications with the Board

Stockholders and all other parties interested in contacting the Board, its committees, the independent directors as a group, the lead independent director, or individual directors may send written correspondence to the Audit Committee Chairman of LTC Properties, Inc. at 2829 Townsgate Road, Suite 350, Westlake Village, California 91361. All such communications will be forwarded to the relevant director(s), except for solicitations or other matters unrelated to our company.

Consideration of Director Nominees

The Board is responsible for the selection of candidates for the nomination or appointment of all Board members. The Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer, recommends candidates for election to the Board and considers recommendations for director candidates submitted by stockholders using the same criteria it applies to recommendations from Nominating and Corporate Governance Committee members, directors and members of management. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our company’s Bylaws relating to stockholder nominations as described below. Since 2022, there have been no material changes to the procedures by which stockholders may recommend nominees. Stockholders may submit recommendations in writing addressed to the Nominating and Corporate Governance Committee, LTC Properties, Inc., 2829 Townsgate Road, Suite 350, Westlake Village, CA 91361.

Stockholders may directly nominate persons for director only by complying with the procedure set forth in our company’s Bylaws, which in summary requires that the stockholder submit the names of such persons in writing to our Corporate Secretary not less than 60 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s Annual Meeting. The nominations must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director and as to the stockholder giving the notice (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our capital stock which are beneficially owned by such person on the date of such stockholder notice, (d) such nominee’s consent to serve as a director if elected and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder to be supporting such nominees and (b) the class and number of shares of our capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

Once a prospective nominee has been identified, by either the Nominating and Corporate Governance Committee or proposed by a stockholder, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the prospective candidate. This initial determination would include whatever information is provided with the recommendation of the prospective candidate and the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate. The Nominating and Corporate Governance Committee may make inquiries of the person making the recommendation or of others regarding the qualifications of the prospective candidate. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board. The Board’s policy is to encourage selection of directors who will contribute to our overall corporate goals and to the discharge of the Board’s responsibility to our stockholders. The Nominating and Corporate Governance Committee may, at the request of the Board from time to time, review the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. Board members are expected to prepare for, attend and participate in meetings of the Board and the committees on which they serve; therefore, a prospective candidate must have the ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties as a Board member.

The Nominating and Corporate Governance Committee may conduct interviews with prospective nominees in person or by telephone. After completing the evaluation and interviews, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. As part of its periodic review of the composition of the Board, the Nominating and Corporate Governance Committee considers whether the composition of the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities. The Nominating and Corporate Governance Committee does not have formal objective criteria for determining the amount of diversity needed or present on the Board. Instead, the Nominating and Corporate Governance Committee seeks to have a board of directors with a diversity of background and experience.

RISK OVERSIGHT

Management continually monitors the material risks facing our company, including financial risk, strategic risk, operational risk, cybersecurity risk, and legal and compliance risk. The Board is responsible for exercising oversight of management’s identification of, planning for, and managing those risks. The Board may delegate to its committees the oversight responsibility for those risks that are directly related to their area of focus. Pursuant to its charter, the Audit Committee has the responsibility and duty to review the financial and risk management policies followed by our company in operating its business activities. The Audit Committee’s responsibilities and duties also include cybersecurity oversight as described below. The full Board reviews risks that may be material to our company, including those detailed in the Audit Committee’s reports and as disclosed in our quarterly and annual reports filed with the SEC.

We believe that our leadership structure also enhances the Board’s risk oversight function. Due to her role as Chief Executive Officer and knowledge of our company and industry, Ms. Simpson is well-positioned to lead board discussions on matters related to risk. Ms. Simpson regularly discusses with management the material risks facing our company and is also expected to report candidly to her fellow directors on her assessment of those material risks. This structure fosters greater communication between management and the Board on matters with respect to risk.

CYBERSECURITY OVERSIGHT

Cybersecurity is an integral part of risk management at our company. Cybersecurity is overseen by the Board and the Audit Committee, along with subject matter experts serving our company including our information technology director. Pursuant to its charter, the Audit Committee has the responsibility and duty to review and discuss with management on a regular basis our company’s programs, policies, and procedures related to information security and data protection, including data privacy and network security, as they relate to financial reporting. The Board and the Audit Committee receive reports on cybersecurity from management at least quarterly and more often as needed. The report typically encompasses the nature of threats, defense and detection capabilities, and training activities at our company.

We routinely provide education, such as simulated phishing campaigns, to our employees to mitigate cybersecurity risk. This education includes cybersecurity training for new employees and training modules sent monthly to all employees. We also use various authentication technologies and third party monitoring to mitigate cybersecurity risks. We annually retain a third party vendor to test our information security and we annually review information security protocols of our vendors that interact with our financial data. We maintain insurance coverage that may, subject to policy terms and conditions, including deductibles, cover particular aspects of cybersecurity risk, such as social engineering and computer system fraud. However, it is possible such coverage may not fully insure all future costs or losses associated with all types of cybersecurity incidents such as ransomware.

We are not aware of any material losses to our business or results of operations in at least the past three years due to information technology failures, data breaches, or other cybersecurity attacks. Accordingly, our company has not incurred any material expenses, and our company has not been subject to penalties or settlements, as a result of information technology failures, data breaches, or other cybersecurity attacks.

ESG PRACTICES AND OVERSIGHT

We recognize the importance of being good corporate stewards through socially responsible and sustainable practices within the confines of a REIT structure holding predominantly triple-net leases and loans. We believe that integrating ESG practices into our strategic objectives will contribute to our long-term success. The Board and our senior management understand that corporate responsibility and sustainability create value for our stakeholders and positive change for our community.

In 2021, the Board established an ESG committee to oversee our company’s practices and performance on environmental, sustainability, climate change, health and safety, corporate social responsibility, diversity and inclusion, human capital and other public policy ESG matters pertinent to our company. Additionally, throughout 2022, an internal working group continued to implement ESG practices in key aspects of our operations, with the goal of refining these practices over time.

In March 2023, we published our inaugural ESG Report. It highlights key achievements, policies, and performance of our company and provides an update on our ESG progress. The ESG Report is available on our website at www.LTCreit.com.

In 2023, we anticipate continuing to align with the Sustainability Accounting Standards Board (“SASB”) reporting framework, particularly with respect to Real Estate, to provide material sustainability information for the benefit of our stockholders. We also anticipate continuing to adopt key United Nations sustainability development goals.

Environmental Stewardship

Protecting the environment is integral to our company’s business. In September 2022, we posted on our website an Environmental Sustainability Policy outlining our environmental stewardship efforts and initiatives.

Our operators and tenants are generally responsible for maintaining the properties in our portfolio, including controlling energy usage and implementation of environmentally sustainable practices at each location. Our support of their operations to promote environmental stewardship includes the following:

●	We obtain Phase I (and Phase II if applicable) environmental site assessments, geotechnical and soils reports, zoning reports, and wetlands delineation as part of our diligence procedures when acquiring properties and we attempt to avoid buying real estate with known high risk catastrophic environmental events or environmental contamination.
●	We are incorporating “green lease” provisions into new and amended leases, and we have enhanced underwriting criteria to include ESG factors.
●	We provide our operators with capital improvement allowances for the redevelopment, expansions and renovations at our properties which may include energy efficient and infection control improvements.
●	We provide our development partners with capital to build new state-of-the-art properties and encourage energy efficient components and design features.

●	We engage environmental consultants, at our expense, for our operators to assess properties and recommend sustainable solutions that also may represent operational savings
●	We utilize third-party services and reporting resources to collect information from operators to determine their environmental footprint and to annually monitor and report energy and water consumption and recycling initiatives.

At a corporate level, our day-to-day operational activities to promote environmental stewardship include the following:

●	Our corporate headquarters’ energy efficiency features include automatic lights, internal temperature controls, automatic HVAC controls on evenings and weekends, power saver mode on printer and copy machines, automatic faucets and toilets.

●	Our corporate headquarters provides employees with tri-temp purified water from reverse osmosis water systems. These water systems are plumbed into the wall, eliminating the need for plastic or glass tank refill bottles while also reducing the use of single-serve plastic bottled water.

●	Our document retention practice reduces paper usage and encourages electronic file sharing.

●	We participate in a recycling program that encourages our employees to reduce, reuse, and recycle waste.

●	We participate in the California Clean Power Alliance Program, an opt-in program that acquires and delivers green energy supply (solar, wind, water) sourced locally and regionally.

●	We purchase carbon offsets for employee travel and our corporate headquarters.

Human Capital

We recognize the value of our employees and strive to cultivate a cohesive company culture based upon ethical standards. We are committed to being a workplace that encourages respect, collaboration, communication, transparency, and integrity. We seek to hire employees with diverse backgrounds and perspectives.

We are committed to the health, safety and wellness of our employees. We fully pay heath care premiums for employees and all eligible dependents. The benefits we offer include medical, dental, and vision coverage, paid time off, paid holidays, bereavement leave, and employer-funded life and disability insurance. We also offer an employee assistance program to support our employees’ mental health and well-being. Additionally, we provide disability and medical leave, family and pregnancy leave, and organ and bone marrow donation leave.

We endeavor to provide a working environment where capable team members can have fulfilling careers in the real estate industry that enhance our company and community. Our company offers competitive pay and compensation packages that we believe meet or exceed market standards. For qualified employees, we offer a 401(k) retirement plan with an employer contribution matching program and an opportunity to earn discretionary bonuses, restricted stock awards and performance-based unit awards. We support employees attending industry conferences. For employees with at least one year of service, we grant up to three days leave to take professional licensing examinations. We also pay their annual renewal fees for professional licenses. We offer flexible working locations for certain job functions.

As a result of our company culture and commitment to attract, motivate, reward, and retain our employees, we believe our workforce is strong and stable. During 2022, our company’s employee turn-over rate was 8%. The average tenure of our employees is more than 10 years with our company. We conduct employee engagement surveys to solicit feedback on workplace satisfaction.

In September 2022, we adopted a Human Capital Policy, a Human and Labor Rights Policy, and a Vendor Code of Conduct outlining employee relations, compensation and benefits, diversity and equal opportunity, anti-harassment, discrimination and retaliation, safety and health, training and education, philanthropic support, anti-corruption, child labor, forced labor and discipline. These documents are available on our website at www.LTCreit.com.

Diversity and Inclusion

Our company is comprised of talented employees and experienced directors with diverse backgrounds and perspectives. Two-thirds of our executive officers are women. Three members of the Board, representing 50% of the directors, are women. The Board also includes a director from an underrepresented community. In 2022, as part of our Human Capital Policy, we published data on our website with respect to the gender, age, and diversity of our workforce.

Succession Planning

The Board is responsible for reviewing LTC’s succession plan for the Chief Executive Officer and working with appropriate members of management to review general management succession plans. In performing these functions, the Chief Executive Officer makes available to the Board her recommendations and evaluations of potential successors, along with her review of any development plans recommended for such individuals.

Whistleblower Process

Our company has implemented a whistleblower hotline and dedicated email address to enable all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control, or auditing, as well as potential violations of a law, rule, regulation, or our Code of Business Conduct and Ethics. As provided in our Code of Business Conduct and Ethics, our company will not tolerate retaliation for whistleblower reports made in good faith.

PROPOSAL 1

ELECTION OF DIRECTORS

Six directors will be elected at the 2023 Annual Meeting of Stockholders. Each person elected as director will hold office until the 2024 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Cornelia Cheng, Boyd W. Hendrickson, James J. Pieczynski, Devra G. Shapiro, Wendy L. Simpson, and Timothy J. Triche for election as director. Each nominee is currently a director of our company. The six director nominees, their business experience, and specific qualifications, attributes, or skills to serve as director, are set forth below:

Cornelia Cheng Director since 2021 Age 55

Ms. Cheng runs MGG Investment Group LLC (“MGG”) Western Region since April 2022 and is responsible for originating, underwriting and managing investments across the MGG platform. She is also a member of the MGG ESG Committee. Prior to joining MGG, Ms. Cheng was Managing Director, Western Region Investments with direct lending fund Brightwood Capital Advisors, LLC (“Brightwood”) between August 2019 and April 2022. In that role, Ms. Cheng focused on providing a range of debt and minority equity growth capital to companies in the western region of the United States across five industry verticals: Healthcare Services, Business Services, Technology/Media/Telecom, Franchising and Transportation & Logistics. Prior to joining Brightwood, she served as an independent consultant between January 2019 and August 2019. Prior to that, between 2002 and 2018, Ms. Cheng served at Prudential Private Capital (formerly Prudential Capital Group), most recently as Head of the Greater Los Angeles Investment Team, sourcing, executing and managing a portfolio of private placement senior debt, mezzanine debt and minority equity investments in publicly traded and private companies across industries, including hospitals and REITs that invest in a range of property types, from commercial, industrial, retail, self-storage to senior housing properties. Ms. Cheng previously held positions in the high yield, leverage finance, sponsor coverage, corporate finance and debt capital markets groups with investment banking firm CIBC World Markets in New York and San Francisco. She was also previously with the M&A team, Internal Consulting Group and Economics Department at First Interstate Bank in Los Angeles, CA. Since 2020, Cornelia Cheng is a member of the Board of Directors of The Association for Corporate Growth (“ACG”), Los Angeles Chapter and chairs its Diversity, Equity and Inclusion Committee. Since 2021, Ms. Cheng co-chairs ACG Global’s Diversity, Equity and Inclusion Task Force, and serves on two committees: Communications and Contents.

Ms. Cheng’s prior experience of sourcing, executing and managing debt and equity investments led the Board to conclude she should be nominated to serve as director.

Boyd W. Hendrickson Director since 2005 Age 78

Mr. Hendrickson served as the Chief Executive Officer of Skilled Healthcare Group, Inc. (“SHG”) from April 2002 through November 2013. From November 2013 through December 2014, Mr. Hendrickson served as a consultant to SHG. Mr. Hendrickson also served as a Member of the Board of Directors of SHG from August 2003 through November 2013, including as Chairman of the Board of Directors of SHG from December 2005 through November 2013. SHG was a publicly-traded company with subsidiaries that own and operate skilled nursing and assisted living facilities. In February 2015, SHG was acquired by Genesis HealthCare, Inc. Prior to joining SHG, Mr. Hendrickson was the President and Chief Executive Officer of Evergreen Healthcare, LLC, an operator of long-term health care facilities, from January 2000 through April 2002. Additionally, since 2005, Mr. Hendrickson has served as a managing member of Executive Search Solutions, LLC, a provider of recruiting services to the health care services industry. Mr. Hendrickson is a member of the Board of Directors of Earthling Interactive, a private software development company, and is a former member of senior management and the Boards of Directors of Beverly Enterprises, Inc. and Hallmark Health Services.

Mr. Hendrickson’s prior service as an independent director of LTC, past executive and director experience with other public companies, and his multi-decade involvement in the understanding of the health care industry led the Board to conclude he should be nominated to serve another term as director.

James J. Pieczynski Director since 2014 Age 60

Mr. Pieczynski is currently an independent consultant to the banking and real estate industries and investor in real estate. Prior to that he was the Vice Chairman of PacWest Bancorp and was a member of the Board of Directors of Pacific Western Bank and PacWest Bancorp. Prior to that, he was the President of the Capital Source lending division at Pacific Western Bank and a board member at Pacific Western Bank and PacWest Bancorp. Prior to that he was a member of the Board of Directors of CapitalSource, Inc. (“CSE”) from January 2010 until April 2014 when CSE was acquired by PacWest Bancorp. Mr. Pieczynski served as Chief Executive Officer from January 2012 until the acquisition in April 2014. CSE was a publicly-held bank providing commercial loans to small and middle-market businesses nationwide and depository products and services in southern and central California. Mr. Pieczynski previously served as CSE’s Co-Chief Executive Officer from January 2010 through December 2011, CSE’s President-Healthcare Real Estate Business from November 2008 until January 2010. and CSE’s Co-President-Healthcare and Specialty Finance from January 2006 until November 2008. Additionally, Mr. Pieczynski served as an executive officer of our company from 1994 to 2001, and as a member of the Board of Directors of LTC from 1997 to 2001.

Mr. Pieczynski’s prior service as an executive officer and director of LTC, his recent position as Chief Executive Officer of a public financial company, his years of experience in financial and executive positions with health care companies, and his expertise in accounting, financial reporting and controls led the Board to conclude that he should be nominated to serve as director.

Devra G. Shapiro Director since 2009 Age 76

Ms. Shapiro served as Chief Financial Officer of IPC Healthcare, Inc. (“IPC”) from the time she joined IPC in March 1998 through October 2011. From 2011 to her retirement in 2014, she served as IPC's Chief Administrative Officer. IPC was a publicly–traded national physician group practice company focused on the delivery of acute and post-acute hospitalist medicine services which was acquired by Team Health in 2015. Prior to joining IPC, Ms. Shapiro held chief financial officer and other executive financial positions with several health care companies and was in the health care practice of an international accounting firm for 11 years. Formerly, Ms. Shapiro was with Arthur Andersen & Company.

Ms. Shapiro’s prior service as an independent director of LTC, her sixteen years prior experience as a senior executive of a public health care company, her many years of experience in financial and executive positions with health care companies and in public accounting, and her expertise in accounting, financial reporting and controls led the Board to conclude that she should be nominated to serve another term as director.

Wendy L. Simpson Director since 1995 Age 74

Ms. Simpson was appointed Chairman of the Board of Directors of LTC in August 2013 and has served as Chief Executive Officer since March 2007. She also served as President of our company from October 2005 through May 2020, Chief Financial Officer from July 2000 through March 2007, Treasurer from January 2005 through March 2007, and Chief Operating Officer from October 2005 through March 2007. She also was Vice Chairman of the Board from April 2000 through October 2005.

Having served as a senior executive officer of LTC for more than a decade, including currently as Chairman and Chief Executive Officer, Ms. Simpson brings a deep understanding of our company’s historical and current business and financial operations. Additionally, our Corporate Governance Guidelines contemplate that our Chief Executive Officer shall be nominated to serve on the Board of Directors. These factors, and Ms. Simpson’s prior service as director of LTC, led the Board to conclude that she should be nominated to serve another term as director.

Timothy J. Triche, MD Director since 2000 Age 78

Dr. Triche has been the Director of the Center for Personalized Medicine at Children’s Hospital Los Angeles since July 2010 and previously served as the Chairman of the Department of Pathology and Laboratory Medicine at Children’s Hospital Los Angeles since 1988. He has also been a Professor of Pathology and Pediatrics at the University of Southern California Keck School of Medicine in Los Angeles, California since 1988. He also serves on the Board of Directors of Novelix Pharmaceuticals, Inc., a private biotechnology company, NanoValent Pharmaceuticals, Inc., a private nanotechnology company, GenomeDx, a private biotechnology company, MedGenome, Inc. (f/k/a Silicon Valley Biosystems and Lifecode, Inc.), a private biotechnology company, and Sanguine BioSciences, a private biomedical research company. He was a founding member and since December 2020 has been a director of Avrok Biosciences and its parent company, Avrok Holdings. He was a founder and since January 2021 has been the Board Chair and CMO of InteroOme, a private entity.

Dr. Triche’s prior service as an independent director of LTC, current and past executive and director experience with other health care companies, and his overall background in the health care industry led the Board to conclude he should be nominated to serve another term as director.

If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of common stock represented by proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

Required Vote and Recommendations

As described under “Majority Voting” on page 2 of this proxy statement, a majority of the votes cast is required for the election of each director in an uncontested election, which is the case at the 2023 Annual Meeting. A majority of the votes cast means that the number of votes cast FOR a nominee must exceed the number of votes cast AGAINST that nominee. For purposes of the vote on Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the Board’s nominees unless contrary instructions or an abstention are indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF

THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit LTC’s consolidated financial statements for the year ending December 31, 2023. Ernst & Young LLP served as our independent registered public accounting firm during 2022 and also provided certain tax services as described in the Independent Registered Public Accounting Firm Fees and Services section of this proxy statement. A representative of Ernst & Young LLP is expected to be present at the virtual 2023 Annual Meeting.

Although ratification is not required by our company’s Bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

Required Vote and Recommendation

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 requires the affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present. For purposes of the vote on Proposal 2, abstentions and broker non-votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 2. Properly executed, unrevoked proxies will be voted FOR Proposal 2 unless a vote against Proposal 2 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP AS LTC’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2023.

PROPOSAL 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on named executive officer compensation. As previously reported in the Current Report on Form 8-K that we filed with the SEC on June 5, 2017, the Board has determined that LTC will hold a nonbinding, advisory “say-on-pay” vote every year to approve named executive officer compensation.

As described in the Executive Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, we seek to align compensation of our executives with our overall performance as well as the individual performance of each executive. As noted in the CD&A section, our Annual Cash Bonus Incentive Plan provides for 50% of the bonus opportunity for participating executives to be based on achievement of performance goals.

Our compensation programs are designed to attract and retain executives responsible for our company’s success and are administered in the long-term interests of our company and our stockholders. In connection with services provided in 2022, approximately 55% of total named executive officer compensation was in the form of long-term incentive awards.

Please see the CD&A (and in particular its “Executive Summary” on page 18) and the Summary Compensation Table sections of this proxy statement for further details regarding our executive compensation decisions for 2022 and how our compensation program for executives is structured to support and reward our annual and long-term financial performance as an organization.

Pursuant to the resolution below, we are asking our stockholders to indicate their support for named executive officer compensation. The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of the named executive officers, as described in the CD&A and accompanying tables.

Accordingly, stockholders are being asked to vote on the following resolution at the 2023 Annual Meeting:

“RESOLVED, that the stockholders of LTC Properties, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in LTC Properties, Inc.’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the summary compensation table, and the other related tables and disclosure.”

Required Vote and Recommendation

Because the vote is advisory, it is not binding on our company, the Board, or the Compensation Committee of the Board. The Board and the Compensation Committee will take into account the outcome of the vote, however, when designing future executive compensation programs.

For purposes of the vote on Proposal 3, abstentions and broker non-votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 3. Properly executed, unrevoked proxies will be voted FOR Proposal 3 unless a vote against Proposal 3 or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also requires that we provide our stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, such as Proposal 3 included in this proxy statement. By voting with respect to this Proposal 4, which we refer to as the advisory vote on executive compensation, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may abstain from casting a vote on this proposal.

As previously reported in the Current Report on Form 8-K that we filed with the SEC on June 5, 2017, the Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our company and therefore the Board recommends that stockholders vote for a one-year interval for the advisory vote on executive compensation. In determining to recommend a vote for a frequency of every year, the Board considered that a one-year frequency has become the standard frequency for public companies and that an annual vote affords our stockholder greater opportunity to provide feedback to the management team of our company and the Board.

Vote and Recommendation

The proxy card provides stockholders with the opportunity to choose among four options (every three, two, or one years, or abstaining) as to the frequency of the advisory vote on executive compensation. Stockholders therefore will not be voting to approve or disapprove the recommendation of the Board of Directors.

Because the vote is advisory, it is not binding on our company, the Board, or the Compensation Committee of the Board. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and our company to hold an advisory vote on executive compensation more or less frequently than the frequency chosen by our stockholders.

For purposes of the vote on Proposal 4, abstentions and broker non-votes will not be counted as votes cast and this will have no effect on the result of the vote although they will count towards the presence of a quorum for Proposal 4. Properly executed, unrevoked proxies will be voted FOR one year unless a vote for one of the other two options or abstention is specifically indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF EVERY

ONE YEAR AS THE PREFERRED FREQUENCY FOR THE ADVISORY VOTE ON

EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS

The Board of Directors has determined that Wendy L. Simpson, Pamela J. Shelley-Kessler, and Clint B. Malin are our company’s “executive officers” as that term is defined in Rule 3b-7 under the Exchange Act. The biographies of our three current executive officers are as follows:

Wendy L. Simpson Chief Executive Officer Age 74

Wendy L. Simpson is our Chief Executive Officer, a position she has held since March 2007. From October 2005 to May 2020, she also served as President of our company. Ms. Simpson served as Chief Financial Officer from July 2000 to March 2007, Treasurer from January 2005 to March 2007, and Chief Operating Officer from October 2005 to March 2007. She has been a director of our company since 1995, including as Vice Chairman of the Board from April 2000 to October 2005. In August 2013, Ms. Simpson was appointed Chairman of the Board of Directors.

Pamela J. Shelley-Kessler Co-President, Chief Financial Officer and Corporate Secretary Age 57

Pamela J. Shelley-Kessler is our Co-President and Chief Financial Officer, a position she has held since May 2020. She served as Executive Vice President and Chief Financial Officer from December 2010 to May 2020, as Senior Vice President and Chief Financial Officer from March 2007 to December 2010 and as Vice President and Controller from July 2000 to March 2007. Prior to joining our company, Ms. Shelley-Kessler was the Corporate Controller for a privately held commercial and multifamily real estate developer. She was also the Director of Financial Reporting for a Southern California apartment REIT. Ms. Shelley-Kessler also served as the Assistant Controller of the Inland Empire division of KB Home, a publicly traded homebuilder. She began her career as a certified public accountant in the real estate group of Ernst and Young LLP. In January 2018, Ms. Shelley-Kessler joined the Board of Directors of Physician’s Realty Trust where she serves on the audit committee. Ms. Shelley-Kessler also serves on the Board of Governors and as a member of the real estate committee of the Providence Tarzana Medical Center Foundation. Providence Cedars-Sinai Tarzana Medical Center is a 249-bed hospital serving the San Fernando Valley, a joint venture between Providence St. Joseph Health, a national not-for-profit health system comprised of 50 hospitals and 829 clinics throughout the western part of the United States and Cedars-Sinai Health System.

Clint B. Malin Co-President and Chief Investment Officer Age 51

Clint B. Malin is our Co-President and Chief Investment Officer, a position he has held since May 2020. He served as Executive Vice President and Chief Investment Officer from June 2012 to May 2020, as Senior Vice President and Chief Investment Officer from December 2010 to June 2012 and as Vice President and Chief Investment Officer from May 2004 to December 2010. Prior to joining our company, Mr. Malin was employed by Sun Healthcare Group, Inc. (“Sun”), a nationwide owner and operator of post-acute care and skilled nursing centers from 1997 through 2004. Mr. Malin’s last position held at Sun was Vice President of Corporate Real Estate. Genesis Healthcare, Inc. acquired Sun in December 2012. Mr. Malin began his career in public accounting, initially practicing at KPMG Peat Marwick LLP and then Arthur Andersen LLP.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Business and Compensation Overview

We are a real estate investment trust (“REIT”) that invests in seniors housing and health care properties through sale-leasebacks, mortgage financing, joint ventures, construction financing and structured finance solutions including preferred equity and mezzanine lending. Our investments in owned properties, mortgage loans, mezzanine loans and preferred equity investments represent our primary source of income. We depend upon the performance of our operators with respect to the daily management and marketing of long-term health care services offered at our properties.

During 2022, or executive officers continued to navigate through the adverse impact of the COVID-19 pandemic and its effect on the economy, our industry and our operating partners. During the year, we remained highly focused on managing through the disruption caused by the pandemic, while providing financial support to our operators, as needed. With proactive marketing, an easing of COVID-19 cases throughout the country, and growing consumer confidence in the safety of skilled nursing centers and seniors housing communities, we believe occupancy will stabilize, and even grow from historical lows, and that our operators will improve in 2023 and future years.

In 2022, we continued to maintain a solid capital structure. We believe our debt levels and liquidity provide us with financing flexibility and allow us to opportunistically access the capital markets. This disciplined strategy has allowed us to weather challenging economic environments and a variety of real estate cycles, while positioning us to take advantage of new investment opportunities.

2022 follows changes to the investment strategy started in 2021 as a response to the pandemic. During 2021 we shifted our investment strategy to shorter duration, strategic investments with what we believe are better risk/reward profiles, using vehicles such as mortgage, mezzanine, and preferred equity financing, in response to the pandemic and rising inflation. This strategy allows us to participate in premier communities being built and provide access to operators with whom we wouldn’t otherwise be able to generate business.

2022 Transaction Highlights

●	Originated two mortgage loans for $35.9 million secured by four newer assisted living communities and a land parcel. The four assisted living communities located in North Carolina, have a combined total of 217 units, and are operated by an existing LTC partner.

●	Acquired four newer skilled nursing centers located in Texas with a combined total of 339 beds for $51.5 million and leased these centers to an affiliate of Ignite Medical Resorts (“Ignite”), a current LTC operating partner.

●	Originated a $25 million mezzanine loan on five communities providing independent living, assisted-living and memory care services. The five communities are located in Oregon and Montana and have a total of 621 units. The communities are being managed by The Springs Living, LLC, an operator new to us.

●	Contributed $61.7 million into a joint venture (“JV”) that purchased three skilled nursing centers located in Florida for $75.8 million, and leased the properties to affiliates of PruittHealth, Inc.

●	Sold three assisted living communities and two skilled nursing centers for $74.3 million and recognized a net gain on sale of $37.8 million.

●	Sold $75.0 million aggregate principal amount of 3.66% senior unsecured notes. The Notes have an average 10-year life, scheduled principal payments and will mature on May 17, 2033.

●	Amended our Credit Agreement to update its benchmark provisions to replace the London interbank offered rate (“LIBOR”) with the Secured Overnight Financing Rate (“SOFR”), plus a credit spread adjustment of 10 basis points, as the reference rate for purposes of calculating interest under the Credit Agreement. Other than the foregoing, the material terms of the Credit Agreement remain unchanged. Additionally, in connection with entering into the Amendment, we entered into amendments to our fixed interest rate swap agreements to account for SOFR as the updated reference rate in the Amended Credit Agreement.

●	Sold 1,792,400 shares of common stock for $68.2 million in net proceeds under our Equity Distribution Agreements. The weighted average sales price, net of commissions of $1.2 million, was $38.02. In conjunction with the sale of common stock, we incurred $513,000 of costs associated with this agreement which have been recorded in additional paid in capital as a reduction of proceeds received.

●	Subsequent to December 31, 2022, we completed the following transactions:

o	Entered into a $121.3 million JV with an existing operator, and contributed $117.5 million into the JV that purchased 11 assisted living/memory care communities with a total of 523 units. The communities are located in North Carolina;

o	Invested $51.1 million in a new, luxury 203-unit gated independent living, assisted living and memory care community located in Georgia by purchasing a participation in an existing mortgage loan. The new senior mortgage loan will be used to pay off certain current banks and our outstanding $7.5 million mezzanine loan;

o	Originated a $10.8 million mortgage loan secured by a 45-unit memory care community located in North Carolina;

o	Received $4.5 million, which includes a prepayment fee and the exit IRR totaling $190,000, from a mezzanine loan prepayment. The mezzanine loan was on a 136-unit independent living community in Oregon;

o	Sold two skilled nursing centers with a total of 235 beds located in New Mexico for $21.3 million.

2022 Portfolio Management

●	Transitioned two memory care communities totaling 88 units in Texas to an existing LTC operator. The new master lease has a two-year term. Beginning in month five rent will be set semi-annually, based on mutually agreed fair market rent.
●	Terminated a master lease covering 12 assisted living communities with a total of 625 units, and transitioned the communities to an existing LTC operator. The former operator was one of the few for whom we had provided assistance in form of rent deferrals and abatements.
o	in connection with the lease termination, we abated rent for June 2022 and have forgiven the former operator’s outstanding deferred rent balance of $7.1 million. Also, LTC paid the former operator a $500,000 lease termination fee in exchange for cooperation and assistance in facilitating an orderly transition; and,
o	the new master lease has a two-year term, with zero rent for each of July, August, September, and October of 2022. Thereafter, cash rent will be based on mutually agreed upon fair market rent. In connection with the new master lease, we paid the new operator a $410,000 lease incentive payment which will be amortized as a yield adjustment to rental income over the two-year lease term.

●	Subsequent to December 31, 2022, Brookdale Senior Living Communities, Inc.’s (“Brookdale”) elected not to exercise its renewal option under its master lease which matures on December 31, 2023. Brookdale is obligate to pay rent on the portfolio of 35 assisted living communities through maturity. We plan to transition or possibly sell some of the properties in the Brookdale portfolio. We have funded approximately $7 million in capital improvements in the properties over the last two years.
●	Also, subsequent to December 31, 2022, a master lease covering two skilled nursing centers that was scheduled to mature in 2023 was renewed at the contractual rate for another five years extending the maturity to November 2028. The centers have a total 216 beds and are located in Florida.

Key Credit Metrics as of December 31, 2022

●	Debt to enterprise value of 34%

●	Debt to annualized adjusted EBITDAre of 5.0x

●	Maintained ample liquidity, with $270.0 million available under our unsecured revolving line of credit, and $130.6 million available under our equity distribution agreements.

Key Financial Metrics for 2022

●	Collected 97% of our contractual rental income and mortgage interest income.

●	Year-over-year revenue for 2022 increased primarily due to rent received from transitioned portfolios, lease termination fee income of $1.2 million received in connection with the sale of a 74-unit assisted living community located in Virginia, rental income from acquisitions, completed development projects and annual rent escalations partially offset by property sales.

●	Year-over-year funds from operations (“FFO”) increased 18.9%, primarily due to the revenue increases discussed above and a decrease in transaction costs related to a one-time $4.0 million settlement payment in 2021 to Senior Care/Abri Health, partially offset by an increase in provision for credit losses due to more loan originations during 2022 compared to 2021, higher interest expense due to debt origination during 2021 and 2022 offset by principal paydowns and increased general and administrative expenses due to higher incentive compensation and increase in overall costs due inflationary pressures.

●	FFO, excluding non-recurring items in both periods, increased 12.1% primarily due to rent received from transitioned portfolios, rental income from acquisitions, completed development projects and annual rent escalations partially offset by property sales, increased interest expense and higher general and administrative expenses.

●	Year-over-year funds available for distribution (“FAD”) increased 20.3% primarily due to the revenue increases discussed above and lower transaction costs related to a one-time $4.0 million settlement payment in 2021 to Senior Care/Abri Health, partially offset by higher interest expense and increased general and administrative expenses.

●	FAD, excluding non-recurring items, increased 13.0% primarily due to rent received from transitioned portfolios, rental income from acquisitions, completed development projects and annual rent escalations partially offset by property sales, increased interest expense and higher general and administrative expenses.

●	Dividends were maintained at $0.19 per share per month as a result of the company’s long history of maintaining and defending its low leveraged balance sheet.

FFO and FAD are used by our company as a supplemental measure of operating performance. FFO excluding non-recurring items and FAD excluding non-recurring items allows management to compare our company’s operating performance against other REITs and across time periods on a consistent basis.

For more information about FFO excluding non-recurring items, FAD excluding non-recurring items, debt to enterprise value, and annualized adjusted EBITDAre, refer to the non-GAAP reconciliation in Appendix A to this proxy statement.

Further, performance data provided by our independent compensation consultant both at the start of 2022 and in early 2023 showed that our financial operating performance was well above the median of our peers for return on invested capital, return on assets and return on equity, which all were in the upper quartile of our peer group.

2022 Compensation Highlights

We seek to closely align the interests of our executive officers with those of our stockholders. We have structured our executive compensation program to support this alignment, with relatively modest base salaries and a greater proportion of total compensation delivered through annual bonus, long-term equity incentive opportunities and equity participation. Our long-term equity incentive awards consist of contingent performance-based market stock units (“MSUs”) and restricted common stock awards (“RSAs”).

Highlights of our executive compensation program for 2022, which was established as the COVID-19 pandemic began to subside, was that salary and total direct compensation amounts were near the median for our CEO. Increases for Ms. Shelley-Kessler and Mr. Malin reflected the fact that they had both been promoted to Co-President during 2020 and were not provided any increase as a result of pandemic-related uncertainty that was diminishing at the start of 2022:

●	The CEO’s salary and the salaries of the Co-Presidents were increased by approximately 5% to $810,000 for our CEO and to $500,000 for the Co-Presidents after having provided no salary increase in 2021 in recognition of the pandemic and despite promotions for the Co-Presidents. Salaries for all three were slightly below the median following the adjustments. The NEO’s actual cash bonus incentives for 2022 was funded at approximately 109% of target according to the cash incentive formula for Adjusted FAD performance and reflected performance against an Adjusted FAD bonus goal that was set 12% higher than actual Diluted FAD, excluding non-recurring items, achieved during 2021.
●	The NEOs 2022 equity grant values were not increased and the CEO’s equity value remained slightly below the median. Further, equity grant value for all three NEOs remained 50% contingent on a positive four-year stockholder return. This resulted in total 2022 compensation excluding bonus and other compensation, as reported in the Summary Compensation table of this proxy statement, that was only slightly higher than 2021. The CEO target total compensation excluding bonus and other compensation was generally consistent with the median of our peer group data when CEO compensation excluding bonus and other compensation was set. The CEO’s earned total compensation, excluding other compensation, was approximately 3.0% above the median as a result of Adjusted FAD performance under the bonus plan, but this outcome slightly above-median was not where CEO target total compensation excluding other compensation was set before considering performance during 2022. The CEO’s equity award during 2022 continued the practice of making approximately half of the value contingent on a 21.6% four-year total stockholder return (“TSR”) goal, which was not changed despite the pandemic.
●	The targeted total compensation excluding other compensation in 2022 was set to be about 4.6% higher than 2021 for Ms. Shelley-Kessler and Mr. Malin to reflect their promotions in the prior year during the height of COVID-19 challenges within the health care industry. They were both promoted to Co-President roles during 2020 and this increase in workload and responsibility was not reflected in 2021 compensation, so it was added to 2022. Actual bonuses for both Ms. Shelley-Kessler and Mr. Malin were slightly higher in 2022 as a result of bonus funding that was above the Adjusted FAD performance target, which was set 12% higher than the actual Diluted FAD, excluding non-recurring items, achieved during 2021.

●	The 2022 bonus plan was 50% based on 2022 diluted FAD excluding non-recurring items adjusted to include a $1.2 million lease termination fee received and exclude the effect of equity issuances during 2022 (“Adjusted FAD”). The inclusion of the lease termination fee income in the performance assessment was to reward executives for the negotiation efforts of receiving additional income from the sale. Also, the exclusion of the effects of the equity issuance from the performance assessment was due to inherent dilution of using equity as a source of capital. The final Adjusted FAD performance was 109% of the Adjusted FAD goal and funded 109% target for the Adjusted FAD portion of the bonus, while the other 50% was based on subjective assessment of each executive officer and was funded at the same level that was earned under the portion of the formula that was driven by Adjusted FAD versus the goal.
●	Equity awards during 2022 had grant date fair value as reported in the Summary Compensation Table that was approximately 50% contingent on our four-year TSR, with a requirement that TSR is 21.6% over four years to earn at least target (with the opportunity to earn awards after only three years if TSR is at least 15.8%, which is the same compound annual growth rate). The CEO’s 2022 equity grant value was set slightly below the median of peer data available to the committee at the time. These goals were not reduced due to COVID-19 difficulties and reflected the same performance expectations for the 50% of equity granted as MSUs in 2016 through 2021.
●	Approximately 50% of the long-term equity incentive awards granted to our executive officers in 2022 was performance contingent and this remained the case in 2023.

2022 “Say-On-Pay” Vote

At LTC’s 2022 Annual Meeting of Stockholders, approximately 91% of the votes cast in the advisory “say-on-pay” vote were for approval of named executive officer compensation. The Board and Compensation Committee have considered the results of the 2022 “say-on-pay” vote and believe that it indicates that stockholders are supportive of the executive compensation program, which has been generally continued with the same structure and value in 2023. The Board and Compensation Committee will continue to consider “say-on-pay” votes in formulating future executive compensation policies and decisions.

Corporate Governance Highlights

We seek to maintain good governance standards, including with respect to the oversight of our compensation policies and practices. Highlights of the policies and practices in effect during 2022, as described in more detail elsewhere in this proxy statement, are as follows:

●	We maintain a separate “lead independent director” role in our leadership structure for the Board;
●	Each committee of the Board is comprised solely of independent directors;
●	Our employees and directors are prohibited from hedging or pledging our common stock;
●	Executive compensation is subject to clawback in the event of an accounting restatement; and
●	We have stock ownership guidelines for our executives and independent directors.

Executive Compensation Program Philosophy and Objectives

We endeavor to ensure that the compensation programs for our executives are effective at attracting and retaining the key executives responsible for our success and are administered to support the long-term interests of our company and our stockholders. Through the oversight of the Compensation Committee, we seek to align total compensation for executive management with our overall performance as well as the individual performance and role of each executive.

Our executive compensation program may be summarized as follows:

●	An executive’s salary, bonuses, incentive compensation and other benefit programs should reflect their role, our company’s performance, and the executive’s individual performance and effort; and

●	Compensation should provide a financial interest in our company that parallels the financial interests of our stockholders.

We encourage you to read this Executive Compensation Discussion and Analysis (“CD&A”) for further details about our executive compensation program, including information about the 2022 compensation of the named executive officers.

Executive Compensation Program Elements

We seek to achieve our compensation program objectives through the following key compensation elements: base salary, annual bonus opportunity, long-term equity incentive opportunity and severance upon termination of employment under certain conditions or change in control of our company. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives as follows:

Base salary—attract, motivate, and retain qualified key executives. We believe the base salary should reflect job responsibilities, value to our company, individual performance/expertise and competitiveness of the market for the executive’s services/salary norms for persons in comparable positions at comparable companies. We believe that it is important to provide executives with predictable benefit amounts that reward the executive’s continued service. Salaries are set in the first quarter of the year, with reference to both market data and prior year performance.

Annual bonuses—reward company performance and individual performance and effort. We believe the annual bonus should be linked to individual performance and to our company’s performance as a whole, and where practicable, should be related to variables under our management’s control. The target bonus is set in the first quarter of the year, and actual bonus is scored at the end of the year, after performance is known.

Long-term equity incentives—align executives’ financial interests with those of our stockholders. We believe that long-term compensation should motivate and reward the creation and preservation of long-term stockholder value through both price increases and dividends. Long-term equity incentives typically vest over multiple years to reward performance over one or more years or based on achieving certain performance targets.

Severance—attract, motivate and retain qualified key executives. We believe that providing our executives with severance and other benefits upon termination of employment or change in control is consistent with the severance protections offered by similar companies and is an integral part of total executive compensation. The rationale for providing severance if there is no change in control is to ensure smooth officer transitions with a release from claims against our company. The rationale for providing severance for termination following a change in control is to neutralize an executive’s interest in ongoing personal employment in the event that the Board determines it is in our stockholders’ best interest to sell our company.

Other Elements of Compensation

In addition to the primary elements of the executive compensation program described above, the executives are eligible to participate in employee benefits and group insurance generally available to employees.

401(k) Savings Plan

We have a 401(k) Savings Plan which is a defined contribution plan covering all of our employees. Each year, participants may contribute up to 15% of pre-tax annual compensation. In 2022, the contributions may not exceed $20,500, or $27,000 if the employee is 50 years or older. We match up to 3% of salaries for our vice presidents and contribute 3% of the individual’s salary for staff that open an account. We do not match contributions for our executive officers at the senior vice president level and higher.

Benefits

With limited exceptions, the Compensation Committee’s policy is to provide benefits to executive officers that are substantially the same as those offered to other officers of our company at or above the level of vice president. Except for the health insurance benefits described in “Severance and Other Benefits Upon Termination of Employment or Change in Control” and the supplemental medical insurance described below, the employee benefits programs in which our executive officers participate (which provide benefits such as medical, dental and vision benefits coverage, life insurance protection, and 401(k) savings plan) are generally the same programs offered to all of our full-time employees. Our officers at the level of vice president and above are eligible to participate in a supplemental medical insurance program which reimburses participants up to a maximum of $10,000 per year for eligible out-of-pocket medical expenses such as primary insurance co-payments, deductibles, and certain elective medical procedures not covered by the employee’s primary insurance policy.

Dividends

Our named executive officers receive dividends on unvested restricted common stock awards, and accumulate dividend equivalents that are paid in cash upon vesting of performance-based market stock unit awards. Dividends for 2022 paid on unvested restricted common stock are disclosed under All Other Compensation in 2022 portion of the Summary Compensation Table, and dividend equivalents are included in the grant date fair value of the MSUs.

Compensation Governance Policies and Guidelines

Prohibition on Pledging and Hedging Stock

Pursuant to our company’s Insider Trading Policy, we prohibit employees and directors from pledging or hedging their shares in our company’s stock. These robust prohibitions, which cover a full range of transactions, (i) include purchasing financial instruments or otherwise engaging in transactions that are designed to or have the effect of hedging the economic risk of ownership in our company’s stock, and (ii) are not subject to any pre-clearance or pre-approval exceptions. All of our executive officers and directors were in compliance throughout 2022 with these anti-pledging and anti-hedging provisions.

Clawback Policy

The Board has adopted a Clawback Policy that grants the Board the discretion to recoup from executive officers all cash bonuses paid that would not have been paid if performance had been measured in accordance with restated financials, for the periods covering any of the three fiscal years preceding a restatement (other than to comply with changes in applicable accounting principles). The Board is responsible for the interpretation and enforcement of this Clawback Policy.

Each of the senior executive employment agreements for Ms. Simpson, Ms. Shelley-Kessler and Mr. Malin contains a clawback provision. In particular, the employment agreements provide the Board of the Directors with the contractual ability to clawback a cash or share grant bonus in the event of a restatement of our financial results if:

●	the restatement is attributable to misconduct or wrongdoing by the executive;
●	the bonus was issued within three years preceding the restatement;
●	the bonus was calculated and awarded pursuant to a specific financial formula; and
●	the bonus would have been diminished based on the restated financial results.

Minimum Vesting Period

All of the equity awards to our executives as approved by the Compensation Committee are subject to a vesting period of a minimum of one year.

Stock Ownership Guidelines

We encourage our executives to hold our company’s stock on a long-term basis. The following table reflects our company’s stock ownership guidelines that establish minimum holding requirements for our executives and independent directors:

Chief Executive Officer	Six times base salary
President / Co-Presidents	Three times base salary
Executive Vice Presidents	Two times base salary
Independent Directors	Five times annual Board cash retainer

Our company’s stock ownership guidelines recommend that the Chief Executive Officer, President/Co-Presidents and Executive Vice Presidents achieve the targeted level of ownership within five years from the date of hire, promotion or appointment. The stock ownership guidelines recommend that the independent directors achieve the targeted level of ownership within five years from date of election. If an independent director is prohibited from personally holding our shares by the independent director’s employer’s internal policies, then the stock ownership guideline for the independent director will be deemed satisfied. All of our executive officers and independent directors currently hold at least the minimum of the guideline or are deemed to have satisfied the stock ownership guideline. The Nominating and Corporate Governance Committee receives a quarterly report on executive and independent director LTC stock ownership.

Deductibility of Compensation under the Tax Codes

Section 162(m) of the Internal Revenue Code denies deduction for federal income tax purposes for certain compensation in excess of $1,000,000 paid to certain executive officers. Certain awards granted before November 2, 2017, and amounts payable pursuant to certain written binding contracts that were in effect on November 2, 2017, may qualify for an exception to the $1,000,000 deductibility limit. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. Interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control may affect the deductibility of certain compensation payments.

Tax Withholding

We permit our employees and directors to elect to withhold shares of stock to satisfy their tax withholding requirements upon the vesting of restricted stock and performance-based market stock units.

Compensation Committee

The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee considers whether compensation decisions create incentives to take risks that could materially harm our company but does not believe that such incentives exist.

The Compensation Committee is also responsible for the administration of our equity compensation plans. Under the 2021 Equity Participation Plan of LTC Properties, Inc. (“2021 Equity Participation Plan” or “2021 Plan”), 1,900,000 shares of common stock have been reserved for awards, including nonqualified stock options grants and equity grants to officers, employees, non-employee directors and consultants. The Compensation Committee is authorized to determine the options and equity awards to be granted under equity compensation plans and the terms and provisions of such options and equity awards. The Compensation Committee determines the base salary, annual bonus and long-term equity incentives of our Chief Executive Officer. Ms. Simpson, our Chief Executive Officer, recommends to the Compensation Committee the base salary, annual bonus and long-term compensation levels for all of our other officers. None of the other senior executives had any role in determining or recommending the form or amount of the compensation of the other senior executives.

Competitive Considerations

In determining the level and composition of compensation for our executive officers, the Compensation Committee considers various corporate performance measures, both in absolute terms and in relation to similar companies, and individual performance measures. The Compensation Committee establishes specific quantitative measurements and goals based upon our company’s FAD to determine the annual bonus awards for our senior executives as described under “Annual Cash Bonus Incentive Plan” below. The Compensation Committee also may evaluate the following factors in establishing executive compensation: (a) comparative compensation surveys and other material concerning compensation levels and stock grants at similar companies; (b) our historical compensation levels and stock awards; (c) overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; (d) financial performance of other real estate investment trusts relative to market condition; and (e) from time to time, the Compensation Committee may seek the advice of an independent compensation consultant in assessing its overall compensation philosophy. The Compensation Committee assigns no specific weight to any of the factors described above in establishing executive compensation.

While the Compensation Committee may review competitive market data for context, compensation levels are not set by reference to any percentile or benchmark within any peer group of companies or otherwise. Our goal is to provide each executive with a current compensation package that is at market based upon the Compensation Committee’s perception of comparable executives at comparable companies, including real estate investment trusts.

The target total direct compensation provided to our CEO in 2022, was set near the median of data available in our peer group of compensation reference companies at the time the compensation decisions were made. Salary was set slightly below the median, with target bonus making up the difference and resulting in target cash that was approaching median. The CEO’s equity award grant value was set slightly below the median so that target total direct compensation reflected the median when equity and cash were combined. The Compensation Committee believes that this position, combined with the performance-based nature of the bonus plan, and the fact that 50% of the equity grant value provided to the named executive officers is contingent on higher TSR performance, reflects a disciplined, reasonable, and performance-driven program that is aligned with our stockholders’ short- and long-term interests.

Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis, and implementation of compensation programs for our executive officers.

The Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook”) as an independent compensation consultant to evaluate new programs and compensation methodologies. Cook has conducted a comprehensive review of our company’s executive compensation programs and provided a report of its review to the Compensation Committee as described under “Executive Compensation Review” below. The Compensation Committee references the Cook report in making executive compensation decisions.

After review and consultation with Cook, the Compensation Committee determined that Cook is and was an independent advisor and there is and was no conflict of interest.

Executive Compensation Review

As described above, Cook was engaged by the Compensation Committee to conduct a comprehensive review of our executive compensation programs. The Cook review included:

●	assisting with the development of a peer group for compensation comparisons; consisting of publicly-traded real estate investment trusts (“REITs”) with total assets, enterprise value, and funds from operations (“FFO”) generally similar to our company, and with a broad focus on healthcare REITs or REITs that have a triple-net business orientation and/or tenants that are commercial businesses; and
●	conducting a review of the competitiveness of current compensation levels, programs and arrangements provided to our executives, including the named executive officers.

The late 2021 Cook peer group used for 2022 compensation decisions included 16 REITs, which focused on healthcare REITs, supplemented by triple net REITs since that is their other characteristic that defines LTC. The size range for the peer group focused enterprise value and was approximately $1.2 billion to $19.9 billion, with only direct healthcare REIT competitors in the upper end of the range and non-healthcare triple net REITs set to be close to LTC in enterprise value. The committee believes that this reflects both the market for NEO talent and a reasonable industry group for pay and performance comparisons:

●	American Assets Trust
●	CareTrust REIT
●	Community Healthcare Trust
●	Global Medical REIT
●	Healthcare Trust
●	Healthcare Realty
●	Hersha Hospitality
●	Innovative Industrial
●	LXP Industrial
●	Medical Props.
●	National Health
●	Omega Healthcare
●	Physicians Realty
●	Retail Opportunity
●	Sabra Health Care
●	Terreno Realty

Cook compared our company’s total direct compensation (base salary, annual and long-term incentives) for each executive position against the market compensation levels for similar executives in the consultant’s respective peer group. The review by Cook provided context that the CEO’s 2022 target total direct compensation was set relatively near the median of the market data available when 2022 compensation decisions were made in the first quarter of the year.

Executive Compensation Practices

Base Salaries

The named executive officers each have an employment agreement granting them the contractual right to receive a fixed base salary as described under “Employment Agreements” on page 40 of this proxy statement.

Base salaries are reviewed and adjusted by the Compensation Committee on an annual basis. The Compensation Committee seeks to ensure that base salaries are established at levels that reflect the responsibilities and duties of our executives and are competitive with amounts paid to executives of other real estate investment trusts, including our peer group companies. In determining an individual executive’s actual base salary, the Compensation Committee also considers other factors, which may include the executive’s past performance, relative importance, future potential, and contributions to our past success.

Based on the recommendations received from the Chief Executive Officer (except with respect to the Chief Executive Officer’s own salary) and taking into account our company’s performance, the effect of the pandemic on the senior housing industry during 2020 and 2021, as well as the findings from the Cook report, the Compensation Committee increased base salaries for the named executive officers slightly. The committee also recognized that the Co-Presidents were both provided 2020 promotions and were not provided any salary increase at that time nor in 2021. The following table summarizes salary approved by the Compensation Committee for 2022 to recognize the difficult state of the skilled nursing and seniors housing industry:

	2022 Base	2021 Base	Year over
Named Executive Officer	Salary	Salary	Year Increase
Wendy L. Simpson	$810,000	$775,000	4.5%
Pamela J. Shelley-Kessler	500,000	475,000	5.3%
Clint B. Malin	500,000	475,000	5.3%

Annual Cash Bonus Incentive Plan

Our Annual Cash Bonus Incentive Plan provides an annual incentive bonus for selected executives whereby each participating executive has a range of incentive opportunity (threshold, target and maximum) defined as a percentage of base salary. Annually, the Compensation Committee will select the participants in the plan and establish its performance goals.

For 2022, Ms. Simpson, Ms. Shelley-Kessler and Mr. Malin had the following range of bonus opportunities:

	Bonus Opportunity as a % of
	Base Salary
Executive	Threshold	Target	Maximum
Wendy L. Simpson	101.25%	135.0%	236.25%
Pamela J. Shelley-Kessler	75.0%	100.0%	175.0%
Clint B. Malin	75.0%	100.0%	175.0%

Bonuses under the 2022 bonus program were earned based 50% on the financial performance of our company and 50% on the Compensation Committee’s subjective evaluation of both individual and our company performance. Financial performance was measured using diluted funds available excluding non-recurring items adjusted to include a $1.2 million lease termination fee received and exclude the effect of equity issuances during 2022.

For purposes of the Annual Cash Bonus Incentive Plan, Adjusted FAD, including the means of calculating it, is disclosed in Appendix A to this proxy statement. The Board may adjust the Adjusted FAD component to reflect the pro forma impact of changes to our company’s capital structure, strategic changes and other items, at the Board’s discretion, that were not contemplated at the time of adoption of the performance goals.

The subjective component in 2022 was set at the level funded by Adjusted FAD after considering whether factors such as individual performance, and rental and mortgage interest income collection were out of step with the Adjusted FAD formula. The committee determined that the 109% of target performance level funded by Adjusted FAD performance was aligned with the company’s performance during the year and did not make further adjustments to the 50% that is funded for qualitative factors (choosing to also fund that portion at 109% of target).

The following table summarizes each metric and its relative weighting, the approved 2022 performance goals at threshold, target and maximum levels, and actual performance achieved. Actual 2022 performance versus the Adjusted FAD per share target was achieved 100.4% of the goal which funded the Adjusted FAD bonus criteria at 109%. The subjective assessment for Ms. Simpson was scored at 109% of target based on the factors previously mentioned and described below and resulted in total bonus equal to 109% of target. The subjective assessment for Ms. Shelley-Kessler and Mr. Malin was scored at 109% of target based on a belief that Adjusted FAD performance accurately reflected the company’s qualitative performance during the year and resulted in total bonus equal to 109% of target.

Based on the degree of goal achievement, the bonus formula for the year resulted in a payout of 109% of target for Ms. Simpson, Ms. Shelley-Kessler and Mr. Malin.

						% of
		2022 Performance Goals			Performance	Target	% of
Metric	Weight	Threshold	Target	Maximum	Achieved	Achieved	Payout
Adjusted FAD	50%	$2.43	$2.72	$2.80	$2.73	100.4%	109%
Subjective Performance	50%	Compensation Committee Determination			Above Target	109%	109%
			Total bonus as a % of target				109%

The Compensation Committee evaluated the subjective performance component for the year considering other real estate investment trusts’ results and the dealing with weakness in the senior living and skilled nursing markets that resulted from the COVID-19 pandemic in the prior years. The target bonus allowed under the subjective component was awarded as a result of the following 2022 accomplishments and investments, which help position the company for future, long-term growth:

●	Originated two mortgage loans for $35.9 million secured by four newer assisted living communities and a land parcel. The four assisted living communities located in North Carolina, have a combined total of 217 units, and are operated by an existing LTC partner. The communities are newly constructed with an average age of under four years. The land parcel includes approximately 7.6 acres adjacent to one of the assisted living communities and is being held for the future development of a seniors housing community. The loans are cross-defaulted, have a four-year term, an interest rate of 7.25% and an IRR of 8%.

●	Acquired four newer skilled nursing centers located in Texas with a combined total of 339 beds for $51.5 million and leased these centers to an affiliate of Ignite Medical Resorts (“Ignite”), a current LTC operating partner. The lease term is 10 years, with two five-year renewal options, and contains a purchase option beginning in the sixth lease year through the end of the seventh lease year. We received rent of $2.0 million during 2022 and anticipate receiving approximately $4.3 million during 2023. Rent will increase annually beginning on the third anniversary of the lease by 2.0% to 4.0% based on the change in the Medicare Market Basket Rate. Additionally, LTC provided Ignite a 10-year working capital loan for up to $2.0 million at 8% for first year, increasing to 8.25% for the second year, then increasing annually with the lease rate. At December 31, 2022, the working capital loan had an outstanding balance of $1.6 million.

●	Originated a $25 million mezzanine loan on five communities providing independent living, assisted-living and memory care services. The mezzanine loan has a term of approximately five years, with two one-year extension options. The loan bears interest at 8%, with an IRR of 11%. The five communities are located in Oregon and Montana and have a total of 621 units. The communities are being managed by The Springs Living, LLC, an operator new to LTC.

●	Contributed $61.7 million into a joint venture (“JV”) that purchased three skilled nursing centers located in Florida for $75.8 million, and leased the properties to affiliates of PruittHealth, Inc. (“PruittHealth”) under a 10-year master lease, with two five-year renewal options. Additionally, the master lease provides PruittHealth with a purchase option exercisable at the beginning of the fourth year through the end of the fifth year. We consolidated the JV’s acquired properties and the acquisition will be accounted for as a financing receivable due to the seller’s purchase option. We recorded $1.8 million of interest income from financing receivables during 2022 and expect to record approximately $5.6 million of interest income from financing receivables during 2023.

●	Sold three assisted living communities and two skilled nursing centers as follows:

o	Two assisted living communities located in California with a total of 232 units to the operator pursuant to the purchase option under their lease for $43.7 million and recognized a gain on sale of $25.9 million. These communities had a gross book value of $31.8 million and a net book value of $16.8 million;

o	A 74-unit assisted living community located in Virginia for $16.9 million and recognized a gain on sale of $1.3 million. The community had a gross book value of $16.9 million and a net book value of $15.5 million. In connection with the sale, the current operator paid us a $1.2 million lease termination fee;

o	A 121-bed skilled nursing center located in California for $13.3 million and recognized a gain on sale of $10.8 million. The property had a gross book value of $4.6 million and a net book value of $1.8 million; and

o	A closed skilled nursing center located in Texas for $485,000 and recognized a loss on sale of $441,000. The property had a gross book value of $2.0 million and a net book value of $697,000.

●	Sold $75.0 million aggregate principal amount of 3.66% senior unsecured notes. The Notes have an average 10-year life, scheduled principal payments and will mature on May 17, 2033.

●	Amended our Credit Agreement to update its benchmark provisions to replace the London interbank offered rate (“LIBOR”) with the Secured Overnight Financing Rate (“SOFR”), plus a credit spread adjustment of 10 basis points, as the reference rate for purposes of calculating interest under the Credit Agreement. Other than the foregoing, the material terms of the Credit Agreement remain unchanged. Additionally, in connection with entering into the Amendment, we entered into amendments to our fixed interest rate swap agreements to account for SOFR as the updated reference rate in the Amended Credit Agreement.

●	Sold 1,792,400 shares of common stock for $68.2 million in net proceeds under our Equity Distribution Agreements. The weighted average sales price, net of commissions of $1.2 million, was $38.02. In conjunction with the sale of common stock, we incurred $513,000 of costs associated with this agreement which have been recorded in additional paid in capital as a reduction of proceeds received.

●	Subsequent to December 31, 2022, we completed the following transactions:

o	Entered into a $121.3 million JV with an existing operator, and contributed $117.5 million into the JV that purchased 11 assisted living/memory care communities with a total of 523 units. The communities are located in North Carolina and will be operated under a 10-year master lease, with two five-year renewal options. The initial annual rent is at a rate of 7.25%, increasing to 7.50% in year three, then escalates thereafter based on CPI subject to a floor of 2% and ceiling of 4%. The master lease provides the operator with the option to buy up to 50% of the properties at the beginning of the third lease year and the remaining properties at the beginning of the fourth lease year through the end of the sixth lease year, with an exit IRR of 9.00% on any tranche of the properties being purchased. We will consolidate the joint venture’s acquired properties and the acquisition will be accounted for as a financing receivable due to the seller’s purchase option. We expect to record consolidated GAAP and cash rent interest income from financing receivable during 2023 of $9.7 million and $8.8 million, respectively, related to the joint venture investment;

o	Invested $51.1 million in a new, luxury 203-unit gated independent living, assisted living and memory care community located in Georgia by purchasing a participation in an existing mortgage loan. The new senior mortgage loan will be used to pay off certain current banks and our outstanding $7.5 million mezzanine loan, which was funded in 2019 for the community’s construction. The community is owned and operated by an existing LTC partner, an affiliate of Galerie Living. The rate on the new senior mortgage loan, which matures in October 2024, is 7.50%, with an IRR of 7.75%. We expect to record $3.4 million of interest income from this new senior mortgage loan during 2023, as well as $1.4 million of additional interest during the 2023 first quarter related to the exit IRR on the early payoff of our mezzanine loan which was scheduled to mature on December 1, 2023;

o	Originated a $10.8 million mortgage loan secured by a 45-unit memory care community located in North Carolina. The loan carries a two-year term with an interest-only rate of 7.25% and an IRR of 9.00%;

o	Received $4.5 million, which includes a prepayment fee and the exit IRR totaling $190,000, from a mezzanine loan prepayment. The mezzanine loan was on a 136-unit independent living community in Oregon; and

o	Sold two skilled nursing centers with a total of 235 beds located in New Mexico for $21.3 million. We anticipate recording a gain on sale of approximately $15.0 million related to this sale during the first quarter of 2023. These communities had a gross book value of $10.6 million and a net book value of $5.4 million.

●	Maintained our investment grade rating from the National Association of Insurance Commissioners (NAIC).

●	The company’s long standing strategy to maintain low levered balance sheet allowed us to maintain our $0.19 per share monthly dividend while the majority of the health care REITs cut their dividends.

Based on the Adjusted FAD performance achieved and the sense that other achievement also warranted bonus funding at 109% of the qualitative target, the Compensation Committee approved the following payouts under the Annual Cash Bonus Incentive Plan:

	Wendy L.	Pamela J. Shelley-	Clint B.
Metric	Simpson	Kessler	Malin
Adjusted FAD	$598,008	$273,438	$273,438
Subjective Performance	598,008	273,437	273,437
Total Bonus Earned	$1,196,016	$546,875	$546,875

Long-Term Equity Incentives

Equity grant value in 2022 was the same as in both 2020 and 2021 and it continued the use of performance-based equity for 50% of the award continued, with the same TSR goals as in prior years, despite the challenges imposed by the pandemic.

Long-term incentives are granted to align the executives’ financial interests with those of our stockholders and are in the form of RSAs, MSUs and stock options. Awards are made on an individual basis and are not granted at any pre-determined time during the year, though 2022 awards to the named executive officers were granted in mid-February 2022.

RSAs typically vest ratably over a three-period and are generally subject to the individual executive officer’s continued employment. The MSU awards are earned over a four-year performance period, subject to the ability to accelerate earnout if three-year performance is high enough, with the number of shares earned dependent on our total stockholder return (“TSR”) over the applicable performance period. The level of long-term incentive compensation is determined by the Compensation Committee based on an evaluation of competitive factors in conjunction with total compensation provided to each individual executive officer. The relevant weight given to each of these factors varies from individual to individual. We do not have an exact formula for allocating between cash and non-cash compensation, nor do we have a policy for allocating between long-term and currently paid-out compensation.

The grant date of an equity award is typically the date the Compensation Committee approves the equity award. The grant date may also be a future date from the date of approval as specified by the Board resolution. In no instances has the grant date been retroactive or prior to the date the Compensation Committee approved the equity award. For long-term incentive awards in the form of stock options, the exercise price is the closing price of our company’s stock as reported by the NYSE on the grant date. The Compensation Committee has not and does not time the granting of equity awards with any favorable or unfavorable news released by us.

Under the 2021 Equity Participation Plan, awards that may be granted include stock options (incentive or non-qualified), stock appreciation rights, RSAs, MSUs, and dividend equivalents. The 2021 Plan is administered by the Compensation Committee which sets the terms and provisions of the awards granted under the plan. Incentive stock options, stock appreciation rights, RSAs, MSUs, and dividend equivalents may only be awarded to officers and other full-time employees to promote our long-term performance and specifically, to retain and motivate management to achieve a sustained increase in stockholder value. Non-qualified stock options, stock appreciation rights, RSAs, MSUs, and dividend equivalents may be awarded to non-employee directors, officers, employees, consultants and other key persons who provide services to us.

In 2022, the Compensation Committee used RSAs and the performance-contingent equity in the form of MSUs as the key form of long-term equity incentive awards provided to our executive officers. The design and the fair value of the MSU awards granted in 2022 was effectively identical to the MSU design used in 2019, 2020 and 2021. The Compensation Committee approved equity awards to the Chief Executive Officer and the Chief Executive Officer recommended and the Compensation Committee approved equity awards to Ms. Shelley-Kessler and Mr. Malin for their service in 2022. In approving the equity awards, the Compensation Committee took into consideration the executive’s historical performance, leadership, and contributions, total ownership levels and the value of equity delivered historically, the market positioning of the executives’ pay and our company’s desire to retain the executives by providing a meaningful long-term incentive award to each executive which is aligned with stockholder interests.

On February 9, 2022, the Compensation Committee granted the same grant value of RSAs as in 2020 and 2021 which vest ratably over a three-year period from the grant date. The following table sets forth the 2022 grant values and number of RSA granted:

	RSA	Number
	Grant	of RSA
Named Executive Officer	Value	Grant
Wendy L. Simpson	$1,250,000	36,830
Pamela J. Shelley-Kessler	610,000	17,973
Clint B. Malin	610,000	17,973

For MSU awards, the Compensation Committee approved specific grant values to be awarded to the named executive officers and the number of shares was determined by dividing the target grant value by the fair value per share on the date of grant calculated using the Monte Carlo model. The following table sets forth the grant values of target MSUs granted on February 9, 2022, which grant values were kept flat:

		Target
	MSU	Number
	Award	of MSU
Named Executive Officer	Value	Award
Wendy L. Simpson	$1,250,000	31,010
Pamela J. Shelley-Kessler	610,000	15,133
Clint B. Malin	610,000	15,133

MSUs granted in 2022 are substantially similar to MSUs granted annually since 2016 and can be earned between 0% and 200% target based on LTC’s cumulative TSR performance through February 28, 2026 (4-year performance period) and there is an opportunity to earn MSU shares early if TSR through February 28, 2025 (3-year performance period) is at least 3%. The four-year performance period may be accelerated to three years if three-year TSR performance is high enough to fund the maximum MSU earnout after three years. Dividends for outstanding MSUs are accrued in the form of cash during the restriction period and are distributed if and when the underlying shares are earned (dividends accrued on unearned/forfeited MSU shares are forfeited).

We calculate cumulative TSR as the increase in our stock price over the performance period, starting on the date of the award assuming dividend reinvestment and measured using the trailing twenty (20) trading-day average price of our common stock immediately prior to the end of the performance period, divided by our stock price on the date of the award. The 20 trading-day period is used to minimize the impact of volatility and point-to-point variation. The Compensation Committee selected the TSR performance metric to reward management for increasing TSR for stockholders.

Under the 2022 MSU design, payouts range from 0% to 200% of target, based on the schedule below:

	Cumulative	Accelerated	Payout %
	4-year	Cumulative	of Target
Growth Requirements	TSR	3-year TSR	Share Granted
Below Threshold	Less than 4.1%	Less than 3.0%	—
Threshold	4.1%	3.0%	50.0%
Target	21.6%	15.8%	100.0%
Maximum	46.4%	33.1%	200.0%

MSUs previously awarded in 2019 to the named executive officers were eligible to vest in 2022 pursuant to the formulaic provision for accelerated payout. The 2019 MSU design provided the same payout schedule reflected in the schedule above for the 2022 MSU design. The 2019 MSUs were below the minimum TSR threshold and did not vest in 2022. The following table sets forth the 2019 awards and 2022 payout of MSUs based upon the accelerated cumulative TSR:

	Target
	Number	Number
	of MSU	of MSU
	Awarded	Vested
Named Executive Officer	in 2019	in 2022
Wendy L. Simpson	22,657	—
Pamela J. Shelley-Kessler	11,762	—
Clint B. Malin	11,762	—

Additionally, MSUs previously awarded in 2018 to the named executive officers were eligible to vest in 2022 based on TSR performance. The cumulative TSR of 12.2% during the performance period was not enough to vest any 2018 MSUs in 2022 so the remaining unvested awards were forfeited under the formula. The following table sets forth the 2018 awards and the 2021 and 2022 payout of MSUs based upon the accelerated cumulative TSR.

	Target
	Number	Number	Number
	of MSU	of MSU	of MSU
	Awarded	Vested	Vested
Named Executive Officer	in 2018	in 2021	in 2022
Wendy L. Simpson	22,181	36,444	—
Pamela J. Shelley-Kessler	14,542	23,893	—
Clint B. Malin	14,542	23,893	—

Severance and Other Benefits Upon Termination of Employment or Change in Control

The employment agreements with certain executive officers of our company provide severance and other benefits upon termination of employment or a change in control of our company. We believe that we need to provide key executives with severance protections that are competitive with those offered by companies similar to ours. The severance protections we have provided the named executive officers are consistent with our compensation objective to attract, motivate and retain qualified key executives.

We believe that severance should be payable to key executives if their employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason. The amount of severance we have agreed to pay and other severance benefits we extend to our executive officers upon such an occurrence is intended to help compensate them during a period of expected unemployment in the event of a termination without cause.

We also believe that severance should be payable to our key executives in connection with a change in control transaction. A change in control creates uncertainty regarding the continued employment of the executives. We provide double-trigger severance in the event of a change in control to make our key executives indifferent about their own job security if the Board determines that it is in the best interests of stockholders to sell our company. The amount of cash severance we have agreed to pay and other severance benefits we extend to our executive officers upon such an occurrence is intended to encourage the executives to remain employed by us during an important time when their prospects for continued employment following the change in control transaction are often uncertain. Our current practice for change in control severance follows a “double-trigger” approach. Ms. Simpson’s, Ms. Shelley-Kessler’s, and Mr. Malin’s employment agreements contain double-trigger change in control provisions for both cash severance and equity acceleration. Under a double-trigger approach, a severance payment obligation arises only if a change in control occurs and the executive’s employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason, within a 24-month period after the change in control.

Additionally, upon the circumstances described above regarding termination of employment or change in control, we have agreed to provide health insurance benefits to each named executive officer for a period of 18 months. None of the employment agreements with our executive officers provide for lifetime benefits. Also, none of the employment agreements with our executive officers provide for “gross-up payments” to offset taxes due for severance or other benefits upon termination of employment or change in control.

Compensation Risk Assessment

We have reviewed our compensation policies and practices to determine whether risks arising from our compensation policies and practices for employees are reasonably likely to have a material adverse effect on our company. The review included assessment of our various compensation programs and consideration of risk mitigating factors. We believe that our compensation policies and practices for employees do not present risks that are reasonably likely to have a material adverse effect on our company. We generally take a conservative approach to managing our business. Although some risk-taking is necessary to manage and grow any business, we believe our compensation policies and practices do not encourage unnecessary or excessive risk-taking and do not promote short-term rewards for management decisions that could pose long-term risks to our company. With particular respect to compensation of our executive officers:

●	the Compensation Committee exercises discretion in determining cash bonuses and equity awards to executive officers;
●	awards of restricted stock with long-term vesting periods provides executive officers with an incentive to make decisions that contribute to long-term performance of our company;
●

our Clawback Policy and provisions in our senior executive employment agreements provide our company with recourse in the event of material non-compliance with any financial reporting requirement that leads to a material or significant restatement; and

●	stock ownership guidelines for executive officers further aligns their personal wealth with the long-term performance of our company.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation of the named executive officers for services provided in 2022, 2021 and 2020:

					Non-Equity
			Stock		Incentive Plan		All other
Name and Principal Position	Year	Salary	Awards(1)		Compensation		Compensation(2)	Total
Wendy L. Simpson	2022	$810,000	$2,500,000	(3)(4)	$1,196,016	(5)	$156,513	$4,662,529
Chairman and Chief	2021	775,000	2,500,000	(3)(4)	793,555	(5)	135,584	4,204,139
Executive Officer	2020	775,000	2,500,000	(3)(4)	807,292	(5)	118,064	4,200,356

Pamela J. Shelley-Kessler	2022	500,000	1,220,000	(3)(4)	546,875	(5)	83,473	2,350,348
Co-President, Chief	2021	475,000	1,220,000	(3)(4)	373,672	(5)	73,604	2,142,276
Financial Officer and	2020	475,000	1,220,000	(3)(4)	356,250	(5)	70,759	2,122,009
Corporate Secretary
Clint B. Malin	2022	500,000	1,220,000	(3)(4)	546,875	(5)	81,747	2,348,622
Co-President and Chief	2021	475,000	1,220,000	(3)(4)	373,672	(5)	67,792	2,136,464
Investment Officer	2020	475,000	1,220,000	(3)(4)	356,250	(5)	64,169	2,115,419
(1)

Represents the fair value on the grant date of the stock awards, as required by SEC rules. Under U.S. generally accepted accounting principles, compensation expense with respect to stock awards granted is generally recognized over the vesting periods applicable to the awards. For a discussion of the assumptions and methodologies used to value the stock awards granted refer to Note 10. Equity of Notes to Consolidated Financial Statements included in our company’s 2022 Annual Report on Form 10-K.

(2)	Named executive officers received the following other compensation during 2022, 2021 and 2020:

	2022			2021			2020
	Supplemental		Total	Supplemental		Total	Supplemental		Total
	Health		Other	Health		Other	Health		Other
Named Executive Officer	Insurance	Dividends(a)	Compensation	Insurance	Dividends(a)	Compensation	Insurance	Dividends(a)	Compensation
Wendy L. Simpson	$6,875	$149,638	$156,513	$8,124	$127,460	$135,584	$5,050	$113,014	$118,064
Pamela J. Shelley-Kessler	10,350	73,123	83,473	10,250	63,354	73,604	10,250	60,509	70,759
Clint B. Malin	8,624	73,123	81,747	4,438	63,354	67,792	3,660	60,509	64,169
(a)

Represents the $0.19 per share monthly dividends for 2022, 2021 and 2020, each of which is payable on unvested restricted common stock owned by each named executive officer, but excludes dividend equivalent rights credited to unvested performance-based market stock units, which were previously factored into the grant date fair value for such performance-based market stock units.

(3)

Named executive officers were awarded the following performance-based market stock units during 2022, 2021 and 2020 with the number of shares to be earned depending on our TSR over the applicable performance period. These MSUs require a minimum threshold of 4.1% cumulative annual TSR performance, before threshold shares are earned, and they require 21.6% cumulative TSR performance before target shares are earned, each as measured over a 4-year performance period, with opportunity to earn the awards after 3 years if cumulative TSR performance is at least 3.0% at the end of 3 years:

	2022		2021		2020
		Target		Target		Target
	MSU	Number	MSU	Number	MSU	Number
	Award	of MSU	Award	of MSU	Award	of MSU
Named Executive Officer	Value	Award	Value	Award	Value	Award
Wendy L. Simpson	$1,250,000	31,010	$1,250,000	26,162	$1,250,000	25,010
Pamela J. Shelley-Kessler	610,000	15,133	610,000	12,767	610,000	12,205
Clint B. Malin	610,000	15,133	610,000	12,767	610,000	12,205

(4)	Named executive officers were granted the following restricted common stock awards during 2022, 2021 and 2020 which vest ratably over a three-year period from the grant date:

	2022		2021		2020
	RSA	Number	RSA	Number	RSA	Number
	Grant	of RSA	Grant	of RSA	Grant	of RSA
Named Executive Officer	Value	Grant	Value	Grant	Value	Grant
Wendy L. Simpson	$1,250,000	36,830	$1,250,000	29,572	$1,250,000	25,536
Pamela J. Shelley-Kessler	610,000	17,973	610,000	14,431	610,000	12,462
Clint B. Malin	610,000	17,973	610,000	14,431	610,000	12,462
(5)	Represents amounts earned in cash under the Annual Cash Bonus Incentive Plan for performance in 2022, 2021 and 2020 which were paid in 2023, 2022 and 2021, respectively.

CEO to Median Employee Pay Ratio

As required by the Exchange Act, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The applicable rules allow companies to use various assumptions and methodologies in calculating the pay ratio and, accordingly, our pay ratio may not be comparable with the pay ratios of other companies.

We identified the median employee by examining the 2022 total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for all individuals, excluding our CEO, who were employed by us as of December 31, 2022. We used our payroll records to identify this information. In making this determination, we did not annualize compensation for those employees who did not work for our company for the entire fiscal year. We also did not make any cost-of-living adjustments in identifying the median employee. Our Chief Executive Officer had annual total compensation of $4,662,528 and our median employee had annual total compensation of $269,089. Therefore, we estimate that our CEO’s annual total compensation is 17.3 times that of the median of the annual total compensation of all of our employees, excluding our CEO.

Pay Versus Performance

As required by the Exchange Act, we are providing information about the total compensation of our CEO and the average total compensation of our other named executive officers, as reported in the Summary Compensation Table of this proxy statement and as “compensation actually paid” to such named executive officers compared to our company’s performance. In this discussion, our CEO in each applicable year is also referred to as our principal executive officer or “PEO”, and our other named executive officers in each applicable year are referred to as our “Non-PEO NEOs”.

“Compensation actually paid” is determined pursuant to applicable SEC rules but such dollar amounts do not necessarily reflect the actual amount of compensation earned or paid during the applicable year. The calculations and analysis below also do not necessarily reflect our approach to aligning compensation with performance. For information concerning our company’s compensation philosophy and how our executive compensation program is designed to align compensation with performance, please see “Executive Compensation Discussion and Analysis” above.

			Average		Value of Initial Fixed $100
			Summary	Average	Investment Based on:
	Summary		Compensation	Compensation	Company	Peer Group(5)		Diluted FAD,
	Compensation	Compensation	Table Total for	Actually Paid to	Total	Total		Excluding
	Table Total for	Actually Paid	Non-PEO	Non-PEO	Stockholder	Stockholder		Non-recurring
Year	PEO	PEO(1)	NEO(2)	NEO(3)	Return(4)	Return(4)	Net Income	Items, per Share
2022	$4,662,529	$4,140,950	$2,349,485	$2,091,383	$95.26	$99.66	$100,584,000	$2.68
2021	4,204,139	2,559,524	2,139,370	1,372,272	86.19	131.78	56,224,000	$2.43
2020	4,200,356	4,054,561	2,118,714	2,041,151	92.44	92.00	95,677,000	$2.97

(1) The calculation of “compensation actually paid” to PEO reflects the following adjustments:

	Fiscal Year	Fiscal Year	Fiscal Year
	2022	2021	2020
Summary Compensation Table Total	$4,662,529	$4,204,139	$4,200,356
Less: Grant Date Fair Value of Stock Awards in Fiscal Year	(2,500,000)	(2,500,000)	(2,500,000)
Fair Value of Equity Awards Granted During the Year and Unvested at Year End	2,592,074	1,879,475	1,886,213
Change in Fair Value of Equity Awards Granted in Prior Years and Unvested at Year End	(610,633)	(1,615,636)	(655,436)
Change in Fair Value of Equity Awards Granted in Prior Years and Vested During the Year	(3,020)	591,546	1,123,428
Compensation Actually Paid	$4,140,950	$2,559,524	$4,054,561

(2) For fiscal years 2020 through 2022, Pamela Shelley-Kessler and Clint Malin are included as the non-PEO NEOs.

(3) The calculation of average “compensation actually paid” to Non-PEO NEOs reflects the following adjustments:

	Fiscal Year	Fiscal Year	Fiscal Year
	2022	2021	2020
Summary Compensation Table Total	$2,349,485	$2,139,370	$2,118,714
Less: Grant Date Fair Value of Stock Awards in Fiscal Year	(1,220,000)	(1,220,000)	(1,220,000)
Fair Value of Equity Awards Granted During the Year and Unvested at Year End	1,264,936	917,177	920,493
Change in Fair Value of Equity Awards Granted in Prior Years and Unvested at Year End	(301,523)	(848,551)	(395,908)
Change in Fair Value of Equity Awards Granted in Prior Years and Vested During the Year	(1,515)	384,276	617,852
Compensation Actually Paid	$2,091,383	$1,372,272	$2,041,151

(4) Total Stockholder Return (“TSR”) assumes $100 was invested on December 31, 2019 in our common stock and assumes the reinvestment of dividends.

(5) The peer group constitutes the NAREIT Equity Index.

The tables corresponding to footnotes (1) and (3) above reflect adjustments to the value of awards as required by SEC rules. For a discussion of the assumptions and methodologies used to value the stock awards refer to Note 10. Equity of Notes to Consolidated Financial Statements included in our company’s 2022 Annual Report on Form 10-K.

The following chart is a description of the relationship between PEO and non-PEO NEOs “compensation actually paid” versus LTC’s TSR and Peer Group TSR for each of the last three fiscal years. In general, “compensation actually paid” was lower when TSR was more negative and recovered when TSR improved.

The following chart is a description of the relationship between PEO and non-PEO NEOs “compensation actually paid” versus Net Income for each of the last three fiscal years. In general, “compensation actually paid” was lower when Net Income was lower and recovered when Net Income increased.

The following chart is a description of the relationship between PEO and non-PEO NEOs “compensation actually paid” versus Diluted FAD, excluding non-recurring items, per share for each of the last three fiscal years. In general, “compensation actually paid” as lower when Diluted FAD, excluding non-recurring items per share, was lower and recovered when Diluted FAD, excluding non-recurring items per share, increased again.

Financial Performance Measures

As further described and defined in the “Executive Compensation Discussion and Analysis” above, the following is an unranked list of financial performance measures that we consider most important in linking the “compensation actually paid” to our NEOs for 2022 with our performance.

●	Diluted FFO, excluding non-recurring items, per share
●	Diluted FAD, excluding non-recurring items, per share
●	Adjusted FAD per share
●	Return on Equity
●	Cumulative TSR

In addition to the financial performance measures listed above, we view our stock price, upon which the value of all of our long-term incentive awards is dependent, as a key performance-based component of our executive compensation program in order to further align the interests of our senior management team with the interests of our stockholders.

Employment Agreements

Our company has entered into employment agreements with each of the named executive officers. The following table presents information regarding the employment agreements with the named executive officers for the year ended December 31, 2022:

Named Executive Officer	Agreement Date	Agreement Term	Salary
Wendy L. Simpson	11/12/14	3-year evergreen	$810,000
Pamela J. Shelley-Kessler	11/12/14	2-year evergreen	500,000
Clint B. Malin	11/12/14	2-year evergreen	500,000

The employment agreements provide that the base salaries may be increased at the discretion of the Board. Any increase in base salary will automatically amend each executive’s respective employment agreement to provide that thereafter the executive’s annual base salary will not be less than the increased base salary approved by the Board. During the term of his or her employment by us, each officer will devote the time necessary to provide the services reasonably required by the Board and will not, without the express approval of the Board, engage for his or her own account or for the account of any other person or entity, in a business which competes with us.

The employment agreements contain standard provisions regarding bonuses and benefits, as described in the CD&A section of this proxy statement. Additionally, the employment agreements with the named executive officers provide payments for severance upon termination of employment, including in connection with a change in control, as described under “Severance and Other Benefits Upon Termination of Employment or Change in Control” on page 33 of this proxy statement and under “Potential Payments Upon Termination or Change in Control” on page 42 below.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards made in 2022 and as of December 31, 2022 to the named executive officers and is intended to supplement the summary compensation table above:

										All Other
							Estimated Possible			Stock	Grant Date
				Estimated Possible Payouts Under			Payouts Under Equity			Awards:	Fair Value
	Grant		Grant	Non-Equity Incentive Plan Awards			Incentive Plan Awards			Number	of Stock
Named Executive Officer	Date		Type	Threshold	Target	Max	Threshold	Target	Max	of RSAs	Awards
Wendy L. Simpson	2/9/22	(1)	RSA	$—	$—	$—	—	—	—	36,830	$1,250,000
	2/9/22	(2)	MSU	—	—	—	15,505	31,010	62,020	—	1,250,000
	—	(3)	—	820,125	1,093,500	1,913,625	—	—	—	—	—
Pamela J. Shelley-Kessler	2/9/22	(1)	RSA	—	—	—	—	—		17,973	610,000
	2/9/22	(2)	MSU	—	—	—	7,567	15,133	30,266	—	610,000
	—	(3)	—	375,000	500,000	875,000	—	—	—	—	—
Clint B. Malin	2/9/22	(1)	RSA	—	—	—	—	—	—	17,973	610,000
	2/9/22	(2)	MSU	—	—	—	7,567	15,133	30,266	—	610,000
	—	(3)	—	375,000	500,000	875,000	—	—	—	—	—
(1)	Restricted stock awards were granted under the 2021 Equity Participation Plan and vest ratably over a three-year period from the grant date.
(2)

Performance-based market stock unit awards were granted under our 2021 Equity Participation Plan, to be earned based on our absolute TSR performance over a 4-year period starting on the grant date (with an opportunity for an early payout after 3 years). Threshold amounts shown are 50% of the MSUs granted, target amounts are 100% of the MSUs granted, and maximum amounts are 200% of the MSUs granted. No MSUs are earned for performance below threshold.

(3)

The amounts shown represent bonus opportunities for 2022 performance under the Annual Cash Bonus Incentive Plan as approved by the Compensation Committee in May 2022. The actual amount awarded was based on the achievement of certain performance measures as described under “Annual Cash Bonus Incentive Plan” on page 28 of this proxy statement. The awards earned for such performance in 2022 were granted on February 8, 2023 as shown in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table on page 35.

Outstanding Equity Awards at Year-End

The following table presents information regarding the outstanding equity awards held by the named executive officers as of December 31, 2022:

	Option awards				Stock awards
								Equity		Equity
								Incentive		Incentive
								Plan awards:		Plan awards:
	Number of	Number of			Number of		Market value	Number of		Market value
	securities	securities			shares or		of shares	shares or		of shares
	underlying	underlying			units of		or units of	units of		or units of
	unexercised	unexercised	Option	Option	stock that		stock that	stock that		stock that
	options	options	exercise	expiration	have not		have not	have not		have not
Named Executive Officer	exercisable	unexercisable	price	date	vested		vested(1)	vested		vested(1)
Wendy L. Simpson	—	—	$—	—	65,057	(2)	$2,311,475	104,839	(4)	$3,724,930
Pamela J. Shelley-Kessler	—	—	—	—	31,748	(3)	1,128,006	51,867	(4)	1,842,835
Clint B. Malin	—	—	—	—	31,748	(3)	1,128,006	51,867	(4)	1,842,835
(1)	The market value is the number of shares that have not vested multiplied by the closing market price of our common stock as reported by the NYSE on December 31, 2022.
(2)

Represents number of outstanding unvested RSAs which vests as follows: 8,512 on February 18, 2023; 9,857 on February 11, 2023; 9,858 on February 11, 2024; 12,276 on February 9, 2023 and 12,277 on February 9, 2024 and 2025.

(3)	Represents number of outstanding unvested RSAs which vests as follows: 4,154 on February 18, 2023; 4,810 on February 11, 2023; 4,811 on February 11, 2024 and 5,991 on February 9, 2023, 2024 and 2025.
(4)

Represents MSUs that are eligible for vesting following the end of a four-year performance period, subject to acceleration, depending on TSR over the applicable performance period. The amounts listed are at 100% of the target MSU granted, representing the MSUs that would be earned with target performance. However, our TSR performance over the interim performance period from award date, through December 31, 2022, would be 0% of target for each of the 2019, 2020 and 2021 awards and 200% of target for the 2022 award.

Option Exercises and Stock Vested

The following table shows the number and value of stock options exercised and the number of shares and value of restricted common stock and MSUs that vested related to each of the named executive officers for the year ended December 31, 2022:

	Option awards		Stock awards
	Number of		Number of
	shares	Value	shares	Value
	acquired	realized	acquired	realized
Named Executive Officer	on exercise	on exercise	on vesting	on vesting(1)
Wendy L. Simpson	—	$—	26,785	$911,776
Pamela J. Shelley-Kessler	—	—	13,333	453,907
Clint B. Malin	—	—	13,333	453,907
(1)

The value realized is the number of shares that vested multiplied by the closing market price of our common stock as reported by the NYSE on the vesting date for restricted common stock and measurement date for MSUs. This differs from the compensation expense in the summary compensation table above which is determined using the fair value on the grant date of the stock award.

Potential Payments Upon Termination or Change In Control

As described under “Severance and Other Benefits Upon Termination of Employment or Change in Control” on page 33 of this proxy statement, we have provided the named executive officers with employment agreements that provide certain severance and other benefits depending on the circumstances surrounding their termination of employment with us, including upon a change in control of our company. In addition to the benefits referenced below, upon termination of employment with us, the executive is generally entitled to amounts or benefits earned or accrued during the term of employment, including earned but unpaid salary.

Severance and Other Benefits Upon Termination of Employment Not in Connection with a Change in Control

If a named executive officer’s employment is terminated, except for a termination for cause or a voluntary resignation without a good reason, we have agreed to pay the named executive officer a lump sum severance equal to the following:

Wendy L. Simpson	Four times base salary
Pamela J. Shelley-Kessler	Three times base salary
Clint B. Malin	Three times base salary

Upon such a termination of employment, we also have agreed to continue health insurance benefits at our expense up to an 18-month period for the named executive officer. Further, all stock options and restricted common stock automatically vest for the named executive officer and all performance-based market stock units vest at the conclusion of the performance period based on a prorated basis and the truncated service period ending at the termination event.

Additionally, the provisions of the Annual Cash Bonus Incentive Plan, in which each of the named executive officers participate, provide that the participant is eligible to receive a pro-rated award if her or his employment terminates, except for a termination for cause or a voluntary resignation without a good reason.

The following table lists the estimated amounts each of the named executive officers would have received under their respective employment agreements if their employment with us terminated and their severance and benefits became payable on December 31, 2022:

	Cash	Maximum	Health Benefits	Equity
Name	Severance(1)	Bonus(2)	Continuation(3)	Acceleration(4)
Wendy L. Simpson	$3,240,000	$1,913,625	$31,300	$2,795,358
Pamela J. Shelley-Kessler	1,500,000	875,000	51,500	1,364,138
Clint B. Malin	1,500,000	875,000	37,400	1,364,138
(1)	Represents base salaries and termination provisions in effect at December 31, 2022.
(2)

Represents the maximum payable to participants in the Annual Cash Bonus Incentive Plan for 2022. The actual amount for 2022 performance was less, as shown in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table above.

(3)

Assumes the value of benefits for an 18-month period required by the named executive officer’s employment agreement is at the same monthly amount paid for her or his medical, dental and vision insurance in 2022.

(4)

For unvested restricted common stock, this amount represents the closing market price as reported by the NYSE on December 31, 2022. For unvested performance-based market stock units, this amount is based on interim TSR performance measured as of December 31, 2022, the prorated service term from the grant date to December 31, 2022, and the closing market price as reported by the NYSE on December 31, 2022.

Severance and Other Benefits Upon Change in Control

As described under “Severance and Other Benefits Upon Termination of Employment or Change in Control” on page 33 of this proxy statement, we have agreed to pay severance and other benefits to the named executive officers upon a qualifying termination following our company’s change in control as defined in each named executive officer’s employment agreement. The change in control severance amounts were not changed or amended in 2022. The employment agreements with each of the named executive officers are triggered if (i) her or his employment is terminated, except for a termination for cause or a voluntary resignation without a good reason, and (ii) such termination occurs within 24 months following a change in control or in contemplation of a change in control which actually occurs.

Upon such an occurrence, we have agreed to pay the named executive officer a severance payment in cash equal to the following:

Wendy L. Simpson	Greater of $3,000,000 or 300% of 5-year average annual compensation
Pamela J. Shelley-Kessler	250% of 5-year average annual compensation
Clint B. Malin	250% of 5-year average annual compensation

Upon such an occurrence, we also have agreed to continue health insurance benefits at our expense up to an 18-month period for the named executive officers. Further, under the provisions of the employment agreement and award agreements for each named executive officer, all their stock options and restricted common stock will vest upon termination within 24 months following a change in control and all their performance-based market stock units deemed earned as of the date of the change in control will vest upon termination within 24 months following a change in control. Accordingly, the equity awards of our named executive officers do not automatically vest upon a change in control.

Additionally, the provisions of the Annual Cash Bonus Incentive Plan, in which each of the named executive officers participate, provide that the participant is eligible to receive a portion of the target amount of the award based upon the number of days remaining in the performance period upon the change in control.

The following table lists the estimated amounts each of the named executive officers would have received under their respective employment agreements if there had been a change in control of our company and their severance and benefits were triggered on December 31, 2022:

	Cash		Health Benefits	Equity
Name	Severance(1)	Target Bonus(2)	Continuation(3)	Acceleration(4)
Wendy L. Simpson(5)	$11,018,910	$1,093,500	$31,300	$4,515,046
Pamela J. Shelley-Kessler(5)	5,069,403	500,000	51,500	2,203,357
Clint B. Malin(5)	5,069,403	500,000	37,400	2,203,357
(1)	Reflects base salaries and change in control provisions in effect at December 31, 2022.
(2)

Reflects the target amount payable to participants in the Annual Cash Bonus Incentive Plan for 2022. The actual amount for 2022 performance was more, as shown in the “Non-Equity Incentive Plan Compensation” column of the summary compensation table above.

(3)

Assumes the value of benefits for an 18-month period required by the named executive officer’s employment agreement is at the same monthly amount paid for her or his medical, dental and vision insurance in 2022.

(4)

For unvested restricted common stock, this amount reflects the closing market price as reported by the NYSE on December 31, 2022. For unvested performance-based market stock units, this amount is based on interim TSR performance measured as of December 31, 2022, and the closing market price as reported by the NYSE on December 31, 2022.

(5)

The employment agreements for each of the named executive officers contain “cut back” provisions to reduce severance benefits if an excise tax otherwise would be due and payable by them. We have assumed that no severance benefits would be cut back under the named executive officer’s employment agreement. The actual severance benefits payable to the named executive officer may be less than the amounts shown above as a result of the application of the cut back.

DIRECTOR COMPENSATION

Compensation for the Board of Directors currently consists of quarterly fees and periodic equity awards. One member of the Board, Ms. Simpson, is employed by the company and therefore is not entitled to receive additional compensation for her services as director. Compensation information related to Ms. Simpson is included in the previous discussion and tables related to executive compensation.

Director Compensation for the Year ended December 31, 2022

The following table presents information regarding the compensation earned by or paid to non-employee members of the Board for their services in 2022

	Fees Earned or	Stock
Name	Paid in Cash	Awards(1)	Total
Cornelia Cheng	$95,000	$95,000	$190,000
Boyd W. Hendrickson	105,000	95,000	200,000
James J. Pieczynski	95,000	95,000	190,000
Devra G. Shapiro	95,000	95,000	190,000
Timothy J. Triche	95,000	95,000	190,000
(1)

Please see “Equity Awards” below for the aggregate number of stock awards and option awards outstanding at year end. Reflects the fair value on the grant date of the stock awards and option awards granted. Under U.S. generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted is generally recognized over the vesting periods applicable to the awards. For a discussion of the assumptions and methodologies used to value the stock awards and option awards granted refer to Note 10. Equity of Notes to Consolidated Financial Statements included in our company’s 2022 Annual Report on Form 10-K.

Quarterly Board and Meeting Fees

The following table represents the schedule of quarterly fees for each non-employee director in effect during 2022:

Type of Fee(1)	January to May	June to December
Quarterly Retainer	$15,000	$15,000
Quarterly Lead Independent Director Retainer	6,250	2,500
Quarterly Audit Committee Chairman Retainer(2)	5,000	6,250
Quarterly Compensation Committee Chairman Retainer(2)	5,000	6,250
Quarterly Nominating Committee Chairman Retainer(2)	5,000	6,250
Quarterly ESG Committee Chairman Retainer(2)	5,000	6,250
Quarterly Committee Membership Fee (per Committee)	1,250	1,250
(1)	Additionally, we reimburse non-employee directors for travel expenses incurred in connection with their duties as our director. Travel expense reimbursements are not included in this table.
(2)	Committee Chairs do not receive an additional Committee Membership fee.

Equity Awards

Directors participate in the 2021 Equity Participation Plan which permits the Compensation Committee to grant nonqualified stock options or restricted common stock to directors from time-to-time. In 2022, the Compensation Committee granted 2,469 shares of restricted common stock at $38.48 per share to each non-employee director. These shares vest over a one-year period from the grant date. The following table presents the number of outstanding and unexercised option awards and the number of unvested shares of restricted common stock held by each of our non-employee directors at December 31, 2022.

			Number of unvested
			shares of restricted
	Number of options		common stock
Name	outstanding		outstanding
Cornelia Cheng	—		2,469	(2)
Boyd W. Hendrickson	—		2,469	(2)
James J. Pieczynski	10,000	(1)	2,469	(2)
Devra G. Shapiro	—		2,469	(2)
Timothy J. Triche	—		2,469	(2)
(1)	5,000 vested on March 1, 2016 and 2017.
(2)	Vests on May 25, 2023.

COMPENSATION COMMITTEE REPORT

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that LTC specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Executive Compensation Discussion and Analysis for 2022. Based on the review and discussions, the Compensation Committee recommended to the Board, and the Board has approved, that the Executive Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
Timothy J. Triche, MD, Chairman Cornelia Cheng Boyd W. Hendrickson

Compensation Committee Interlocks and Insider Participation

The Compensation Committee in 2022 consisted of Timothy J. Triche, Cornelia Cheng, and Boyd W. Hendrickson, all of whom are independent directors. None of the members of the Compensation Committee are, or have been, officers or employees of our company. There are no “interlocks” as defined by SEC rules with respect to any member of the Compensation Committee of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership Table

The following table presents information as of April 10, 2023 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common stock based on the most recent Schedule 13D or 13G filings made by such person with the SEC pursuant to SEC rules and regulations, (2) each director and director nominee, (3) each named executive officer identified in the “Summary Compensation Table” on page 35 of this proxy statement, and (4) the current directors and executive officers as a group:

				Percent of
		Amount and Nature of		Outstanding
Beneficial Owner	Title of Class	Beneficial Ownership(1)		Shares in Class(2)
Principal Stockholders:
BlackRock, Inc.	Common Stock	7,455,406	(3)	18.0%
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.	Common Stock	6,585,185	(4)	15.9%
100 Vanguard Boulevard
Malvern, PA 19355
State Street Corporation	Common Stock	3,708,577	(5)	9.0%
One Lincoln Street
Boston, MA 02111
Named Executive Officers:
Wendy L. Simpson	Common Stock	352,588		0.9%
Pamela J. Shelley-Kessler	Common Stock	162,206	(6)	*
Clint B. Malin	Common Stock	149,665		*
Directors and Director Nominees: +
Cornelia Cheng	Common Stock	7,880		*
Boyd W. Hendrickson	Common Stock	26,091		*
James J. Pieczynski	Common Stock	35,631	(7)	*
Devra G. Shapiro	Common Stock	44,231		*
Timothy J. Triche	Common Stock	42,413		*
All current directors and executive officers as a group (8 persons)	Common Stock	820,705	(6)(7)	2.0%

*      Less than 1%

+      Does not include information concerning Ms. Simpson, for whom information is provided under the Named Executive Officers heading above.

(1)	Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.
(2)	For purposes of computing the percentages, the number of shares outstanding on April 10, 2023 was 41,396,216.
(3)

Based upon information contained in an amended Schedule 13G filed with the SEC on January 26, 2023 by BlackRock, Inc. (“BlackRock”) with respect to the ownership of our common stock as of December 31, 2022. BlackRock has sole voting power over 7,316,867 shares and sole dispositive power over 7,455,406 shares. BlackRock, Inc. is the parent company of the following subsidiaries that beneficially own our common stock: Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd. BlackRock Fund Advisors is the only BlackRock, Inc. subsidiary whose interest in our common stock is more than 5% of shares of our common stock outstanding.

(4)

Based upon information contained in an amended Schedule 13G filed with the SEC on February 9, 2023 by The Vanguard Group, Inc. (“Vanguard”) with respect to the ownership of our common stock as of December 30, 2022. Vanguard has shared voting power over 63,620 shares, sole dispositive power over 6,481,277 shares, and shared dispositive power over 103,908 shares.

(5)

Based upon information contained in an amended Schedule 13G filed with the SEC on February 8, 2023 by State Street Corp (“State Street”) with respect to ownership of our common stock as of December 31, 2022. State Street has shared voting power over 3,148,081 shares and shared dispositive power over 3,708,577 shares. State Street is the parent company of the following subsidiaries that beneficially own our common stock: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited, and State Street Global Advisors (Japan) Co., Ltd.

(6)	Includes 1,000 shares held by spouse in an individual retirement account.
(7)	Includes 5,000 shares purchasable upon exercise of outstanding options that are presently exercisable.

Securities Authorized for Issuance under Equity Compensation Plans

Securities authorized for issuance under equity compensation plans as of December 31, 2022 is as follows:

Equity Compensation Plan Information
	(a)	(b)	(c)

Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation
	of outstanding options	outstanding options,	plans (excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders	10,000	$38.43	1,395,541
Equity compensation plans not approved by security holders	—	—	—
Total	10,000	$38.43	1,395,541

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy that addresses related person transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act. Under our Related Person Transaction Policy, a related person of our company includes a director, a director nominee, an executive officer, a stockholder beneficially owning a 5% voting interest in our company, or an immediate family member of any of the foregoing. Under the policy, any transaction in which a related person has a direct or indirect material interest and where the amount exceeds $120,000 must be approved by disinterested members of the Board.

In determining whether to approve or ratify a related person transaction, the Board will take into account, whether (i) the terms are fair to our company and on the same basis generally available to an unrelated person, (ii) there are business reasons for our company to enter into the transaction, (iii) it would impair independence of an outside director, and (iv) it would present an improper conflict of interest, taking into account factors that the Board deems relevant.

Transactions with Related Persons

There were no transactions within the scope of our Related Person Transactions Policy since the beginning of 2022 nor are any currently proposed.

Director Independence

In accordance with NYSE listing standards, our Corporate Governance Guidelines provide that:

●	A director who is, or has been within the last three years, an employee of our company, or whose immediate family member is, or has been within the last three years, an executive officer of our company, may not be deemed independent.
●	A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent.
●	A director who is, or whose immediate family member is, a current partner of a firm that is our company’s external auditor; a director who is a current employee of such a firm; a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or a director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time may not be deemed independent.
●	A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our company’s present executive officers at the time serves or served on that company’s compensation committee may not be deemed independent.
●	A director who is a current employee or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, may not be deemed independent.

Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of director independence in 2022. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of our management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

The Board has affirmatively determined that each of the current directors standing for reelection is independent within the meaning of our director independence standards, except for Ms. Simpson because of her employment as a senior executive officer of our company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Ernst & Young LLP audited our financial statements during year ended December 31, 2022 and have been our auditors since our organization in May 1992. Their fees for the last two fiscal years were:

	2022	2021
Audit Fees	$695,230	$636,000
Audit-Related Fees	—	—
Tax Fees	119,200	81,150
All Other Fees	—	—

Audit Fees

For 2022 and 2021, these fees represent aggregate fees billed for professional services rendered for the audit of our annual financial statements and internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10-Q, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and work on securities and other filings with the SEC, including comfort letters and consents.

Tax Fees

These fees represent aggregate fees billed for services rendered for tax compliance and consultation, including REIT qualification matters during 2022 and 2021.

All audit, audit-related and tax services were pre-approved by the Audit Committee. On an annual basis the Audit Committee pre-approves specifically described audit, audit-related and tax services to be performed by Ernst & Young LLP. The Audit Committee has delegated to the Audit Committee Chairman the authority to pre-approve non-audit services to be performed by Ernst & Young LLP, provided that the Chairman shall report any decision to pre-approve such non-audit services to the full Audit Committee at its next regular meeting.

In accordance with Section III, Item 6 of the Audit Committee Charter, the Audit Committee reviewed the effectiveness of Ernst & Young LLP’s audit effort, including approval of the scope of, and fees charged in connection with, the annual audit, quarterly reviews and any non-audit services provided. The Audit Committee concluded that the provision of the non-audit services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors has oversight of all compliance related to financial matters, Securities and Exchange Commission reporting and auditing. Additionally, it is the Audit Committee’s duty to review annually the Audit Committee Charter and recommend any changes to the Board.

The Audit Committee is appointed by the Board to assist the Board in its oversight function by monitoring, among other things, the integrity of LTC’s financial statements, LTC’s financial reporting process and the independence and performance of the independent registered public accounting firm. It is the responsibility of LTC’s management to prepare financial statements in accordance with U.S. generally accepted accounting principles and of LTC’s independent registered public accounting firm to audit those financial statements. The Audit Committee has the sole authority and responsibility to select, appoint, evaluate, compensate and retain, approve significant non-audit services, confirm the independence of the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm. Additionally, the Audit Committee determines the extent of funding that LTC must provide to the independent registered public accounting firm.

Management is responsible for LTC’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of LTC’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, LTC’s independent registered public accounting firm. Management represented to the Audit Committee that LTC’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young LLP. The Audit Committee discussed with Ernst & Young LLP matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

Additionally, the Audit Committee has received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence from Ernst & Young LLP and has discussed with Ernst & Young LLP its independence from LTC and its management. The Audit Committee also has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining its independence.

Further, the Audit Committee periodically meets with Ernst & Young LLP, without management present, to discuss the results of their examinations, the evaluations of LTC’s internal controls and the overall quality of LTC’s financial reporting. During the past year, the Audit Committee met with Ernst & Young LLP six times in total and one time without management present.

Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in LTC’s 2022 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee
Devra G. Shapiro, Chairman James J. Pieczynski Timothy J. Triche, MD

FORWARD LOOKING STATEMENTS

This proxy statement includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this proxy statement are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see our company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this proxy statement are based on information available to our company on the date hereof, and we assume no obligation to update such forward looking statements. Although our company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by our company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

ADDITIONAL INFORMATION

Other Matters

Other business may properly come before the 2023 Annual Meeting of Stockholders, and in that event, the proxies named will vote as recommended by the Board or, if no recommendation is given, in their own discretion. However, we have not received timely and proper notice from any stockholder of any other matter to be presented at the 2023 Annual Meeting. Our management and the Board know of no matters to be brought before the 2023 Annual Meeting other than as described in this proxy statement.

Stockholder Proposals and Nominations

Stockholder proposals intended to be presented at the 2024 Annual Meeting of Stockholders must be received by us for inclusion in our proxy statement by December 20, 2023 and otherwise comply with SEC rules and regulations governing inclusion of such proposals. Any proposal received after December 20, 2023 will be untimely, in accordance with SEC rules and regulations.

Matters (other than nominations of candidates for election as directors) may be brought before the meeting by stockholders only by complying with the procedure set forth in our company’s Bylaws, which in summary requires that notice be delivered to our principal executive offices not less than 60 days nor more than 150 days prior to the anniversary of the 2023 Annual Meeting of Stockholders. Each such stockholder notice shall set forth (i) as to each matter the stockholder proposes to bring before the 2024 Annual Meeting, (a) a brief description of the matter desired to be brought before the 2024 Annual Meeting and the reasons for bringing such matter before the 2024 Annual Meeting and (b) any material interest of the stockholder in such matter; and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on our books, of such stockholder and any other stockholders known by such stockholder to be supporting the bringing of such matter before the 2024 Annual Meeting as of the date of such stockholder notice and (b) the class and number of shares of our capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholder known by such stockholder to be supporting the bringing of such matter before the 2024 Annual Meeting as of the date of such stockholder notice.

For information regarding nominating candidates for election as directors, please see “Consideration of Director Nominees” on page 6 of this proxy statement. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice to our Corporate Secretary setting forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 25, 2024.

Annual Report

We will provide without charge to any person solicited hereby, upon the written request of any such person, a copy of our 2022 Annual Report on Form 10-K filed with the SEC. We also will provide upon request, and upon payment of a fee to cover reasonable expenses, paper copies of any exhibit to our 2022 Annual Report on Form 10-K. Such requests should be directed to LTC Properties, Inc., Attn: Investor Relations, 2829 Townsgate Road, Suite 350, Westlake Village, CA 91361. Our Annual Report also is available on our website at www.LTCreit.com. We are not including the information contained on our website as part of, or incorporating it by reference into, this proxy statement.

Householding

We have adopted a procedure permitted by SEC rules called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders and Proxy Statement and the accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Broadridge Corporate Issuer Solutions, at 866-708-5586.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting of Stockholders, Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please also contact our transfer agent, Broadridge Corporate Issuer Solutions, at 866-708-5586.

“Street name” beneficial owners can request information about householding from their banks, brokers, or other nominee holders of record.

By Order of the Board of Directors

PAMELA J. SHELLEY-KESSLER
Westlake Village, California April 18, 2023	Co-President, Chief Financial Officer and Corporate Secretary

Appendix A

RECONCILIATIONS OF NON-GAAP

FINANCIAL MEASURES

FUNDS FROM OPERATIONS EXCLUDING NON-RECURRING ITEMS(1)

(Unaudited, amounts in thousands, except per share amounts)

Year Ended
December 31, 2022
GAAP Net income available to common stockholders	$99,444
Add: Depreciation and amortization	37,496
Add: Impairment loss	3,422
Less: Gain on sale of real estate, net	(37,830)
NAREIT FFO attributable to common stockholders(1)	102,532
Add: Non-recurring items(2)	824
FFO attributable to common stockholders, excluding non-recurring items	103,356
Effect of dilutive securities:
Participating securities	580
Diluted FFO attributable to common stockholders, excluding non-recurring items	$103,936

Shares for basic FFO per share	39,894
Effect of dilutive securities:
Performance-based stock units	173
Participating securities	229
Shares for diluted FFO per share	40,296

Basic FFO excluding non-recurring items per share	$2.59
Diluted FFO excluding non-recurring items per share	$2.58
(1)

Funds From Operations (“FFO”) is a supplemental measure of a real estate investment trust’s (“REIT”) financial performance that is not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and our management and the Board use FFO as a supplemental measure of operating performance. We believe FFO is helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO facilitates like comparisons of operating performance between periods. Additionally, we believe that FFO excluding non-recurring items provides useful information because it allows investors, analysts, our management and the Board to compare our company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO excluding non-recurring items represents FFO adjusted for certain items detailed in the reconciliation. Our company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of our company; therefore, caution should be exercised when comparing our company’s FFO to that of other REITs.

(2)

Represents $1,332 of provision for credit losses reserve related to the origination of a financing receivable, two mortgage loans and a mezzanine loan, a lease termination fee of $500 paid to a former operator of 12 assisted living communities in exchange for cooperation and assistance in facilitating an orderly transition of the communities to another operator and a lease incentive balance write-off of $173 related to a closed property and subsequent lease termination partially offset by a lease termination fee of $1,181 received in connection with the sale of an assisted living community.

FUNDS AVAILABLE FOR DISTRIBUTION, EXCLUDING NON-RECURRING ITEMS

(Unaudited, amounts in thousands, except per share amounts)

Year Ended
December 31, 2022
NAREIT FFO attributable to common stockholders	$102,532
Non-cash income:
Add: Straight-line rental adjustment	1,369
Add: Amortization of lease incentives	1,133
Less: Effective interest income from mortgage loans	(6,461)
Net non-cash income	(3,959)

Non-cash expense:
Add: Non-cash compensation charges	7,964
Add: Provision for credit losses	1,528
Net non-cash expense	9,492
Funds available for distribution(1)	108,065
Less: Non-recurring items(2)	(681)
Funds available for distribution, excluding non-recurring items	107,384
Effect of dilutive securities:
Participating securities	580
Diluted FAD, excluding non-recurring items	$107,964

Shares for basic FAD per share	39,894
Effect of dilutive securities:
Performance-based stock units	173
Participating securities	229
Shares for diluted FAD per share	40,296

Basic FAD excluding non-recurring items per share	$2.69
Diluted FAD excluding non-recurring items per share	$2.68
(1)

Funds Available for Distribution (“FAD”) is a supplemental measure of a REIT’s financial performance that is not defined by GAAP. Investors, analysts and our management and the Board use FAD as a supplemental measure of operating performance. We define FAD as FFO excluding non-cash income and non-cash expense. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and our management and the Board use FAD as an indicator of common dividend potential.

(2)

Represents the lease termination fee of $1,181 received in connection with the sale of an assisted living community offset by the lease termination fee of $500 paid to a former operator of 12 assisted living communities in exchange for cooperation and assistance in facilitating an orderly transition of the communities to another operator.

ADJUSTED FUNDS AVAILABLE FOR DISTRIBUTION(1)

(Unaudited, amounts in thousands, except per share amounts)

Year Ended
December 31, 2022
NAREIT FFO attributable to common stockholders	$102,532

Non-cash income:
Add: Straight-line rental adjustment	1,369
Add: Amortization of lease incentives	1,133
Less: Effective interest income from mortgage loans	(6,461)
Net non-cash income	(3,959)

Non-cash expense:
Add: Non-cash compensation charges	7,964
Add: Provision for credit losses	1,528
Net non-cash expense	9,492
Funds available for distribution(2)	108,065
Less: Non-recurring items(3)	(681)
Funds available for distribution, excluding non-recurring items	107,384
Less: Proforma interest expense(4)	(1,063)
Add: Lease termination fee received(5)	1,181
Adjusted funds available for distribution(1)	107,502
Effect of dilutive securities:
Participating securities	580
Diluted Adjusted FAD	$108,082

Shares for basic FAD per share	39,894
Less: Weighted average of shares issued during 2022(4)	(666)
Proforma shares for basic FAD per share	39,228
Effect of dilutive securities:
Performance-based stock units	173
Participating securities	229
Shares for diluted FAD per share	39,630

Basic Adjusted FAD per share	$2.74
Diluted Adjusted FAD per share	$2.73
(1)

Adjusted Funds Available for Distribution (“FAD”) represents FAD excluding non-recurring items adjusted to include the $1,181 lease termination fee received, discussed below in (5), and exclude the effect of equity issuances during 2022, discussed below in (4). The inclusion of the lease termination fee income in the performance assessment was to reward executives for the negotiation efforts of receiving additional income from the sale. Also, the exclusion of the effects of the equity issuance from the performance assessment was due to inherent dilution of using equity as a source of capital.

(2)

FAD is a supplemental measure of a REIT’s financial performance that is not defined by GAAP. Investors, analysts and our management and the Board use FAD as a supplemental measure of operating performance. We define FAD as FFO excluding non-cash income and non-cash expense. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and our management and the Board use FAD as an indicator of common dividend potential.

(3)

Represents (5) from below offset by the lease termination fee of $500 paid to a former operator of 12 assisted living communities in exchange for cooperation and assistance in facilitating an orderly transition of the communities to another operator.

(4)

During 2022, we issued 1,792 shares of common stock for $68,156 of net proceeds under our Equity Distribution Agreements and the proceeds were used to paydown our revolving line of credit. The proforma interest expense represents the interest expense savings from paying down our revolving line of credit using proceeds from sales. Also, the weighted average of the 1,792 shares of common stock issued during 2022 is backed out to calculate basic adjusted FAD per share and diluted adjusted FAD per share.

(5)	Represents the lease termination fee of $1,181 received in connection with the sale of an assisted living community.

DEBT TO ANNUALIZED ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION FOR REAL ESTATE(1)

(Unaudited, amounts in thousands)

Balance at
December 31, 2022
Revolving line of credit	$130,000
Term loans, net of debt issue costs: $489	99,511
Senior unsecured notes, net of debt issue costs: $1,477	538,343
Total debt	$767,854

Quarter Ended
December 31, 2022
Net income	$18,198
Less: Gain on sale of real estate, net	(21)
Add: Impairment loss	2,136
Add: Interest expense	8,830
Add: Depreciation and amortization	9,294
EBITDAre	$38,437

Annualized Adjusted EBITDAre	$153,748

Debt to Annualized Adjusted EBITDAre	5.0x
(1)

Our management and the Board measure operating performance, liquidity, and credit strength in terms of coverage ratios. Coverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, rating and investment recommendations of REITs. Coverage ratios are based on NAREIT defined earnings before interest, taxes, depreciation and amortization for real estate (“EBITDAre”), which is a financial measure not derived in accordance with GAAP. Annualized Adjusted EBITDAre is calculated as EBITDAre for the three months ended December 31, 2022 multiplied by 4 but excluding gains or losses from real estate dispositions, impairment charges and non-recurring items for the year ended December 31, 2022. Debt to Annualized Adjusted EBITDAre is our company’s total debt as a multiple of Annualized Adjusted EBITDAre. Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre are not alternatives to net income, operating income, income from continuing operations or cash flows from operating activities as calculated and presented in accordance with GAAP. You should not rely on Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre as substitutes for any GAAP financial measures. You should not consider these non-GAAP numbers in isolation, for the purpose of analyzing our financial performance, financial position or cash flows. Our company’s computation of Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre may not be comparable to non-GAAP measures reported by other REITs that do not use, or have different interpretations of Annualized Adjusted EBITDAre, and Debt to Annualized Adjusted EBITDAre; therefore, caution should be exercised when comparing our company’s non-GAAP measures to that of other REITs.

DEBT TO ENTERPRISE VALUE(1)

(Unaudited, amounts in thousands)

Balance at
December 31, 2022
Revolving line of credit	$130,000
Term loans, net of debt issue costs: $489	99,511
Senior unsecured notes, net of debt issue costs: $1,477	538,343
Total debt	767,854

Common stock market value(2)	1,466,046
Total market value	1,466,046

Total value	2,233,900

Add: Non-controlling interest	21,940
Less: Cash and cash equivalents	(10,379)
Enterprise value	$2,245,461

Debt to Enterprise Value	34.2%
(1)

Enterprise Value is calculated as the sum of our company’s total debt and market value of outstanding securities, less non-controlling interest, and cash and cash equivalents. Debt to Enterprise Value is our company’s total debt as a percentage of Enterprise Value. Our management and the Board measure operating performance, liquidity, and credit strength in terms of leverage ratios such as Debt to Enterprise Value. Leverage ratios are widely used by investors, analysts and rating agencies in the valuation, comparison, rating and investment recommendations of REITs. Enterprise Value and Debt to Enterprise Value are not alternatives to net income, operating income, income from continuing operations or cash flows from operating activities as calculated and presented in accordance with GAAP. You should not rely on Enterprise Value and Debt to Enterprise Value as substitutes for any GAAP financial measures. You should not consider these non-GAAP numbers in isolation, for the purpose of analyzing our financial performance, financial position or cash flows. Our company’s computation of Enterprise Value and Debt to Enterprise Value may not be comparable to non-GAAP measures reported by other REITs that do not use, or have different interpretations of, Enterprise Value and Debt to Enterprise Value; therefore, caution should be exercised when comparing our company’s non-GAAP measures to that of other REITs.

(2)	At December 31, 2022, we had 41,262,191 shares outstanding. Closing price of a share of our common stock as reported on the New York Stock Exchange on December 31, 2022 was $35.53 per share.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V06230-P90670 For Against Abstain For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! LTC PROPERTIES, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR 1 YEAR ON PROPOSAL 4. 2. Ratification of independent registered public accounting firm. 3. Advisory vote to approve named executive officer compensation. 4. Advisory vote on the frequency of the advisory vote on executive compensation. NOTE: In their discretion, the proxies named are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement therefor. 1. Election of Directors: Six directors will be elected to hold office until the 2024 Annual Meeting of Stockholders, and in each case, until their respective successors have been duly elected and qualified: LTC PROPERTIES, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR. 1a. Cornelia Cheng 1d. Devra G. Shapiro 1b. Boyd W. Hendrickson 1e. Wendy L. Simpson 1c. James J. Pieczynski 1f. Timothy J. Triche The undersigned stockholder(s) acknowledge(s) receipt of the Notice of the Annual Meeting of Stockholders of LTC Properties, Inc. dated April 18, 2023 and a related Proxy Statement furnished by the Board of Directors, and revoking all prior proxies, hereby appoint(s) Wendy L. Simpson and Pamela Shelley-Kessler, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of LTC Properties, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 5:00 PM, PT on May 24, 2023, at www.virtualshareholdermeeting.com/LTC2023, and any adjournment or postponement thereof, and in their discretion, the proxies named are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof. ! ! ! ! 1 Year 2 Years 3 Years Abstain SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 23, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/LTC2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 23, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V06231-P90670 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at http://materials.proxyvote.com/502175. LTC PROPERTIES, INC. Annual Meeting of Stockholders May 24, 2023 5:00 PM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Wendy L. Simpson and Pamela Shelley-Kessler, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of LTC Properties, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 5:00 PM, PT on May 24, 2023, at www.virtualshareholdermeeting.com/LTC2023, and any adjournment or postponement thereof, and in their discretion, the proxies named are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side